Exhibit 10.1

ASSET PURCHASE AGREEMENT

DATED AS OF MARCH 27, 2018

AMONG

RA ACQUISITION PURCHASER LLC,

REAL ALLOY INTERMEDIATE HOLDING, LLC,

REAL ALLOY HOLDING, INC.,

AND

OTHER SELLERS NAMED HEREIN

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4.21	Absence of Undisclosed Liabilities	46
4.22	Absence of Certain Developments	46

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		46
5.1	Organization; Standing	46
5.2	Authority	46
5.3	Consents	47
5.4	Financing	47
5.5	Brokers	47

ARTICLE VI PRE-CLOSING COVENANTS		47
6.1	Regulatory Approvals; Competition Laws	47
6.2	Consents; Cooperation.	48
6.3	Access to Information and Facilities	49
6.4	Conduct of the Business Pending the Closing	49
6.5	Notification of Certain Matters	52
6.6	Bankruptcy Actions	53
6.7	Other Bids	53
6.8	Other Bankruptcy Matters	53
6.9	Financing Cooperation	54
6.10	Further Assurances	55
6.11	Insurance	55
6.12	Release of Purchased Causes of Action	55
6.13	Resolution of Claims and Assumed Trade Creditor Liability Payments	56
6.14	Information to be Provided to Trade Creditors and Insurers	56
6.15	Committee Professional Expenses	56
6.16	Beck Aluminum.	56

ARTICLE VII CONDITIONS TO CLOSING		57
7.1	Conditions to Parties’ Obligations	57
7.2	Conditions to Purchaser’s Obligations	57
7.3	Conditions to Sellers’ Obligations	59

ARTICLE VIII TERMINATION		59
8.1	Termination	59
8.2	Effect of Termination or Breach	61

ARTICLE IX POST-CLOSING COVENANTS		61
9.1	Employees	61
9.2	Employee Benefit Plans	62
9.3	401(k) Plan Transfer and Spin-off.	63
9.4	COBRA Coverage.	64
9.5	WARN Act	64
9.6	Payroll Reporting and Withholding	65
9.7	Name Changes	65
9.8	Taxes	65
9.9	Purchaser Cooperation Regarding Adequate Assurance Information	66

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9.10	Post-Closing Cure Amounts	66
9.11	Transition Services; Reverse Termination Services	66
9.12	Post-Closing Cooperation	67

ARTICLE X MISCELLANEOUS		67
10.1	Non-Survival of Representations and Warranties	67
10.2	Expenses	67
10.3	Amendment	67
10.4	Waivers	67
10.5	Notices	68
10.6	Counterparts; Electronic Execution	69
10.7	Headings	69
10.8	Submission to Jurisdiction; Waiver of Trial by Jury	69
10.9	Governing Law	70
10.10	Binding Nature; Assignment	70
10.11	No Third Party Beneficiaries	70
10.12	Construction	70
10.13	Entire Understanding	71
10.14	Time Periods	71
10.15	No Right of Set-Off	71
10.16	Publicity	71
10.17	Bulk Sales Laws	71
10.18	Milestones	72

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of this [•] day of March, 2018 (the “Effective Date”), by and among RA Acquisition Purchaser LLC, a Delaware limited liability company (“Purchaser”), Real Alloy Intermediate Holding, LLC, a Delaware limited liability company (“RAIH”), Real Alloy Holding, Inc., a Delaware corporation (“RAHI” and, collectively with RAIH,  “HoldCos”), Real Alloy Recycling, Inc., a Delaware corporation, RA Mexico Holding, LLC, a Delaware limited liability company, Real Alloy Specialty Products, Inc., a Delaware corporation, Real Alloy Bens Run, LLC, a Delaware limited liability company, Real Alloy Specification, Inc., a Delaware corporation, and ETS Schaefer, LLC, an Ohio limited liability company (collectively with HoldCos, “Sellers”; and Sellers, collectively with Purchaser, the “Parties”).

RECITALS

WHEREAS, the Target Entities are engaged in the business of third-party aluminum recycling and specification alloy production in the geographic areas in which the applicable Target Entities engage in such business (the “Business”);

WHEREAS, on November 17, 2017 (the “Petition Date”), Sellers commenced proceedings under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) (such proceedings, collectively, the “Chapter 11 Cases”) by filing voluntary petitions with the United States Bankruptcy Court for the District of Delaware  (the “Bankruptcy Court”) for relief under chapter 11 of the Bankruptcy Code;

WHEREAS, the Parties desire to enter into this Agreement pursuant to which, among other things, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, all of Sellers’ right, title and interest in and to the Acquired Assets (defined below) and Purchaser shall assume from Sellers and thereafter pay, discharge and perform the Assumed Liabilities  (defined below) in a sale authorized by the Bankruptcy Court pursuant to, inter alia,  sections 105, 363 and 365 of the Bankruptcy Code, all on the terms and subject to the conditions set forth in this Agreement and the Sale Order;

WHEREAS, the Acquired Assets and the Assumed Liabilities shall be purchased by and assumed and assigned to Purchaser pursuant to the Sale Order approving such sale, free and clear of all Liens (other than Permitted Liens) and Liabilities (other than Assumed Liabilities), pursuant to sections 105, 363 and 365 of the Bankruptcy Code, and rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure, which Sale Order will include the authorization for the assumption by the applicable Seller and assignment by the applicable Seller to Purchaser of the Assumed Contracts and the Liabilities thereunder in accordance with section 365 of the Bankruptcy Code, as applicable, all in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court (together, the “Bankruptcy Rules”);

WHEREAS, prior to the entry of the Bidding Procedures Order, the Parties entered into the New Money DIP Note Purchase Agreement (as amended and restated in connection with the

Final DIP Order) and as otherwise amended, restated, supplemented or otherwise modified from time to time;

WHEREAS, under the New Money DIP Notes Documents (including the DIP Order), Cortland Capital Market Services LLC (“Cortland” and, in its capacity as administrative and collateral agent under the New Money DIP Note Purchase Agreement, the “New Money DIP Agent”), has a perfected, enforceable and non-avoidable first priority security interest in and continuing lien on all or substantially all of the assets of Sellers (other than the DIP ABL Priority Collateral (as defined in the DIP Order)) and a perfected, enforceable and non-avoidable second priority security interest in and continuing lien on the DIP ABL Priority Collateral (the “Encumbered Assets”);

WHEREAS, RAHI is also the issuer of the Pre-Petition Secured Notes pursuant to the Pre-Petition Indenture, which were guaranteed by Sellers.  Under the Prepetition Notes Documents (as defined in the DIP Order), Wilmington Trust, National Association (“Wilmington Trust” and in its capacity as collateral trustee for the Pre-Petition Secured Notes and the Roll-Up Notes, the “Notes Collateral Trustee”) has a perfected, enforceable and non-avoidable first priority security interest in and continuing lien on all or substantially all of the assets of Sellers (other than the DIP ABL Priority Collateral) and a perfected, enforceable and non-avoidable second priority security interest in and continuing lien on the DIP ABL Priority Collateral (subject, in each case, to the obligations under the DIP ABL Loan Documents (as defined in and including the DIP Order)).  Further, pursuant to the Final DIP Order, approximately $170,000,000 of Pre-Petition Secured Notes were exchanged for higher-priority Roll-Up Notes issued pursuant to the Third Supplemental Indenture, which are senior to the remaining Pre-Petition Secured Notes, but junior to the obligations under the New Money DIP Notes Documents.  Cortland acts as agent with respect to the Roll-Up Notes (Cortland, together with the New Money DIP Agent, the “DIP Agents”), and Wilmington Trust continues to act as Notes Collateral Trustee with respect to both the Roll-Up Notes and the remaining Pre-Petition Secured Notes;

WHEREAS, the DIP Agents and Notes Collateral Trustee have assigned their rights to receive the Acquired Assets and the obligation to assume the Assumed Liabilities to Purchaser;

WHEREAS, Purchaser, in consideration of the assets that are Encumbered Assets and in satisfaction of the Liens thereon, may credit bid, for the benefit of and on behalf of the applicable holders thereof, up to 100% of the outstanding Credit Bid Indebtedness pursuant to section 363(k) of the Bankruptcy Code and the Sale Order (the “Credit Bid”) with respect to the assets that are Encumbered Assets; and

WHEREAS, the transactions contemplated by this Agreement are subject to the approval of the Bankruptcy Court and would be consummated only pursuant to a Sale Order to be entered by the Bankruptcy Court in accordance with applicable provisions of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1       Definitions.  Unless otherwise defined in this Agreement, terms used in this Agreement shall have the meanings set forth below:

“Accounts Receivable” means (a) any and all accounts receivable, trade accounts and other amounts (including overdue accounts receivable) owed to any Seller relating to, or arising in connection with the operation and conduct of, the Business and any other rights of any Seller to payment from any other Seller or any Third Parties (including any non-Seller Affiliates of any Seller) and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered, in each case owing to any Seller, and any return of premiums or other funds relating to or arising from any insurance policies, (b) all other accounts or notes receivable, credit receivables or book debts of any of Sellers and the full benefit of all security for such accounts or notes receivable arising in the conduct of the Business and (c) any and all claims, remedies or other rights relating to any of the foregoing, together with any interest or unpaid financing charges accrued thereon, in each case existing on the Effective Date or arising in the Ordinary Course of Business after the Effective Date.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Equity Securities” means (a) 100% of the issued and outstanding Equity Securities in each of (i) Real Alloy Mexico Holdco, S. de R.L. de C.V., (ii) Realallholding, S.A., de C.V. SOFOM ENR, (iii) Real Alloy Canada Ltd., (iv) Evergreen Holding German GMBH and (v) Real Alloy UK Holdco Ltd., (b) 70% of the partnership interest in Imsamet and (c) 49% the outstanding limited liability company interests in Beck Aluminum.

“Acquired Intellectual Property” has the meaning set forth in Section 2.1(k).

“Acquired Subsidiaries” means (a) Real Alloy Mexico Holdco, S. de R.L. de C.V., (b) Realallholding, S.A. de C.V. SOFOM ENR, (c) Real Alloy Holding S. de R.L. de C.V., (d) Real Alloy Mexico, S. de R.L. de C.V., (e) Aluminum Recycle Services S. de R.L. de C.V., (f) Real Alloy Canada Ltd., (g) Evergreen Holding German GMBH, (h) Real Alloy Germany GmbH, (i) Real Alloy UK Holdco Ltd., (j) Real Alloy UK Ltd., (k) Real Alloy UK AcquireCo Ltd., (l) Real Alloy Norway Holding AS, (m) Real Alloy Norway AS, (n) Imsamet and (o) Beck Aluminum.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether by contract, through the ownership of voting securities or otherwise.

“Agreement” means this Asset Purchase Agreement, including any exhibits, schedules or any other attachments thereto, and including the Disclosure Schedules, as the same may be amended from time to time in accordance with its terms.

“Allowed Amount” means, as to any Assumed Priority Trade Claim or Assumed Non-Priority Trade Claim that:

(a)        is the subject of a Timely Filed Proof of Claim, the amount:  (i) determined and allowed by Final Order of the Bankruptcy Court; (ii) agreed to between the Sellers (in consultation with Purchaser and the Committee) and the applicable creditor; or (iii) asserted by a Timely Filed Proof of Claim that is not subject to an objection as of dismissal of the Chapter 11 Cases or such later time consented to by the Committee and Purchaser; or

(b)        is the subject of a claim scheduled in the Debtors’ Schedules, the amount:  (i) identified in the Debtors’ Schedules filed prior to the General Bar Date without any “contingent,” “unliquidated,” or “disputed” notation; or (ii) identified in the Debtors’ amended Schedules following the General Bar Date without any “contingent,” “unliquidated,” or “disputed” notation which supersedes a Timely Filed Proof of Claim with the written consent of the affected creditor.

As soon as practicable following the Closing, and no later than the dismissal of the Chapter 11 Cases or such later time consented to by the Committee and Purchaser, the Sellers shall provide to Purchaser and the Committee a schedule setting forth the Allowed Amounts of Assumed Priority Trade Claims and the Assumed Non-Priority Trade Claims as well as the elections made by holders of the Assumed Priority Trade Claims (as may be amended by Sellers from time to time consistent with the terms of this Agreement).

“Assignment and Assumption Agreements” has the meaning set forth in Section 3.3(d).

“Assumed Contracts” means the Sellers’  Contracts and the Assumed Leases.

“Assumed Employee Benefit Plans”  means any Seller’s Employee Benefit Plan set forth in Schedule 2.1(m).

“Assumed Equipment Leases” has the meaning set forth in Section 2.1(i).

“Assumed Facility Leases” has the meaning set forth in Section 2.1(h).

“Assumed Leases” has the meaning set forth in Section 2.1(i).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Non-Priority Trade Claims Settlement Amount” means the Assumed Priority Trade Claims Settlement Amount minus all amounts paid or to be paid to holders of Assumed Priority Trade Claims, including the full amount of all deferred payments in connection therewith, provided, that the Assumed Non-Priority Trade Claims Settlement Amount shall not be less than $1,500,000.

“Assumed Priority Trade Claims” means Priority Trade Claims: (a) as to each applicable creditor, an amount based upon the Allowed Amount of such Priority Trade Claim; and (b) in an aggregate amount not to exceed the Assumed Priority Trade Claims Settlement Amount, which shall be assumed by Purchaser in the following amounts and subject to the following terms, in each case, based upon the elections made by the holders of such Priority Trade Claims as of the Closing or such later date agreed to between Sellers and Purchaser but no later than dismissal of the Chapter 11 Cases (with each creditor being entitled to make only a single election, which may not be modified following the Closing (or such agreed upon later date consistent with the foregoing, as applicable) unless otherwise agreed by Sellers, Purchaser and the Committee):

(i)       the holder of such Assumed Priority Trade Claim shall be entitled to assumption by Purchaser and payment of 100% of such Assumed Priority Trade Claim at (or as soon as practicable after) the later of (A) the Closing and (B) the determination of the Allowed Amount of such claim, provided, that such holder agrees to provide Customary Trade Terms (with at least 25-day credit terms) through December 31, 2018;

(ii)      the holder of such Assumed Priority Trade Claim shall be entitled to assumption by Purchaser and payment of 75% of such Assumed Priority Trade Claim at (or as soon as practicable after) the later of (A) Closing and (B) the determination of the Allowed Amount of such claim, provided, that such holder agrees to provide Customary Trade Terms (with at least 15-day credit terms) through December 31, 2018;

(iii)     the holder of such Assumed Priority Trade Claim shall be entitled to assumption by Purchaser and payment of 50% of such Assumed Priority Trade Claim, which shall be payable as follows: (A) 1/3 at (or as soon as practicable after) the later of (x) Closing and (y) the determination of the Allowed Amount of such claim, (B) 1/3 at (or as soon as practicable after) September 30, 2018 and (C) 1/3 at (or as soon as practicable after) December 31, 2018, provided, that such holder agrees to provide Customary Trade Terms (but without credit terms) through December 31, 2018; and

(iv)     to the extent the holder of such Assumed Priority Trade Claim does not elect any of the preceding options (i)-(iii), the holder of such Assumed Priority Trade Claim shall be entitled to assumption by Purchaser and payment of 20% of such Assumed Priority Trade Claim, which shall be payable as follows: (A) 1/3 at (or as soon as practicable after) the later of (x)  the Closing and (y) the determination of the Allowed Amount of such claim, (B) 1/3 at (or as soon as practicable after) September 30, 2018 and (C) 1/3 at (or as soon as practicable after) December 31, 2018.

In each case, payments of such Assumed Priority Trade Claims will be made to the holder of the Assumed Priority Trade Claim as of the date Purchaser is obligated to make the applicable payment as set forth (and Purchaser may conclusively rely) on the claims register in effect on the date of such payment.  To the extent that any credit insurer has insured any portion of an Assumed Priority Trade Claim, all of such insurer’s subrogation and contractual rights vis-à-vis the holder of such Assumed Priority Trade Claim shall be preserved (and all payments shall be subject to such subrogation and contractual rights), but in no event shall Purchaser have any obligations with respect to such insurer except to make payment on the Allowed Claim as set forth herein.  Notwithstanding the foregoing, in the event following the Closing Purchaser fails to timely pay the holder of such Assumed Priority Trade Claim that elected any of the preceding options (i)-(iii) in accordance with the terms elected by such holder, which failure to pay is not cured within seven (7) calendar days of Purchaser’s receipt of written notice (including email) of such failure, such holder shall be relieved of its obligation to provide Customary Trade Terms in accordance with the terms elected by such holder.  Payments to be made at (or as soon as practicable after) the Closing or another fixed date, as prescribed by paragraphs (i)-(iv), above, may be delayed beyond such date only to the extent that the Allowed Amount of the applicable claim has not yet been determined.

“Assumed Priority Trade Claims Settlement Amount” means $17,100,000.

“Assumed Trade Creditor Liabilities” means collectively, the Assumed Priority Trade Claims and the Assumed Non-Priority Trade Claims.  For the avoidance of doubt, in no event shall the aggregate amount of the Assumed Trade Creditor Liabilities exceed $18,600,000 (subject to the terms and conditions set forth in this Agreement).

“Assumed Trade Non-Priority Claim” means the Non-Priority Trade Claims: (a) as to each such creditor, an amount based upon the Allowed Amount of such Non-Priority Trade Claim; and (b) in an aggregate amount not to exceed the Assumed Non-Priority Trade Claims Settlement Amount, with each holder of a Non-Priority Trade Claim entitled to receive its pro rata share (determined by dividing the Allowed Amount of such Assumed Trade Non-Priority Claim by the aggregate amount of Assumed Trade Non-Priority Claims) of the Assumed Non-Priority Trade Claims Settlement Amount, provided, that, at or prior to the Closing or such later date agreed to between Sellers and Purchaser, (i) if such holder exclusively holds an Allowed Non-Priority Trade Claim, such holder agrees to provide Customary Trade Terms (excluding credit limits) through December 31, 2018 or (ii) if such holder holds both an Allowed Priority Trade Claim and an Allowed Non-Priority Trade Claim, such holder elected to provide Purchaser with Customary Trade Terms (with or without credit terms) through December 31, 2018.  Payments of such Assumed Non-Priority Trade Claims will be made as of the date (or as soon thereafter as reasonably practicable) that the Allowed Amounts of all Assumed Non-Priority Trade Claims and the Assumed Non-Priority Trade Claims Settlement Amount has been finally determined; provided, that, to the extent the Allowed Amount of all Assumed Non-Priority Trade Claims is not determined by the date that the Chapter 11 Cases are dismissed, then Purchaser shall make an interim distribution to holders of Assumed Non-Priority Trade Claims as to which the Allowed Amount has been determined (subject to any reserves that Purchaser establishes in its reasonable discretion in connection with any Assumed Non-Priority Trade Claims the Allowed Amount of which are not yet determined, with no amounts being distributed to holders of such claims until the full Allowed Amount of such claims is determined) as a condition to dismissal of the Chapter 11 Cases.  Payments of such Assumed Non-Priority Trade Claims will be made to the holder of the Assumed Non-Priority Trade Claim as of the date the Purchaser is obligated to make the applicable payment as set forth (and Purchaser may conclusively rely) on the claims register in effect on the date of such payment.  To the extent that any credit insurer has insured any portion of an Assumed Non-Priority Trade Claim, all of such insurer’s subrogation and contractual rights vis-à-vis the holder of such Assumed Non-Priority Trade Claim shall be preserved (and all payments shall be subject to such subrogation and contractual rights), but in no event shall Purchaser have any obligations with respect to such insurer except to make payment on the Allowed Claim as set forth herein.  Notwithstanding the foregoing, in the event following the Closing the Purchaser fails to timely pay the holder of such Assumed Non-Priority Trade Claim, which failure to pay is not cured within seven (7) calendar days of Purchaser’s receipt of written (including email) notice of such failure, such holder shall be relieved of its obligation to provide Customary Trade Terms.

“Audited Financial Statements” has the meaning set forth in Section 4.4.

“Avoidance Actions” means any causes of action to avoid or recover a transfer of property or to avoid any obligation, whether arising under chapter 5 of the Bankruptcy Code or any other applicable non-bankruptcy law, including all preference, fraudulent transfer, fraudulent conveyance, or other avoidance claims and actions of Sellers, including all such claims and actions arising under sections 544, 545, 547, 548, 549, 550, 553(b) and 724(a) of the Bankruptcy Code.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bankruptcy Rules” has the meaning set forth in the recitals.

“Beck Aluminum” means Beck Aluminum International, LLC, an Ohio limited liability company.

“Bidding Procedures Order” means the Order (I) Establishing Bidding Procedures Relating to the Sale of Assets, (II) Establishing Procedures Relating to the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, Including Notice of Proposed Cure Amounts, (III) Establishing Procedures in Connection with the Selection and Protections Afforded to Any Stalking Horse Bidders, (IV) Approving Form and Manner of Notice Relating Thereto, (V) Scheduling a Hearing to Consider the Proposed Sale and (VI) Granting Related Relief Docket No. 176.

“Books and Records” means, with respect to a Target Entity, all records and lists of such Target Entity’s  Business, including (a) all inventory, merchandise, analysis reports, marketing reports, research and development materials and creative material of such Target Entity pertaining to the Acquired Assets, the Facilities or the Business of such Target Entity, (b) all records relating to customers, suppliers or personnel of such Target Entity relating to its Business (including customer lists, mailing lists, email address lists, recipient lists, personnel files and similar records relating to Continuing Employees, sales records, correspondence with customers, customer files and account histories, supply lists and records of purchases from and correspondence with suppliers), (c) all records relating to all product, business and marketing plans of such Target Entity relating to its Business, (d) all accounting records, Tax records and Tax Returns and (e) all books, ledgers, files, reports, plans, drawings and operating records of such Target Entity relating to its Business;  provided,  however, that “Books and Records” shall not include (i) the originals of Sellers’ minute books, stock books or Tax Returns (provided, that copies of such documents will be delivered to Purchaser at the Closing), (ii) personnel files for the Excluded Employees, (iii) such files as may not be transferred under any applicable Law regarding privacy, (iv) any materials containing privileged communications or materials that are otherwise subject to attorney-client or any other privilege or documents that Sellers are not permitted to transfer pursuant to any contractual confidentiality obligation owed to any Third Party, (v) any “personally identifiable information” as defined under the Bankruptcy Code or (vi) documents to the extent relating solely to an Excluded Asset or Excluded Liability; provided,  further, that “Books and Records” shall be limited to those in the possession of Sellers.

“Business”  has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday and any day that is a United States federal banking holiday and  any day on which banking institutions in the State of Delaware are authorized or required by Law to close.

“Business Employees” has the meaning set forth in Section 9.1(a).

“Carve-Out”  has the meaning defined in the DIP Order.

“Cash and Cash Equivalents” means all of Sellers’ cash (including petty cash and checks received prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. section 9601 et seq.) and all Laws issued thereunder.

“Chapter 11 Cases” has the meaning set forth in the recitals.

“Chosen Courts” has the meaning set forth in Section 10.8.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Claims Reconciliation Process” has the meaning set forth in Section 6.13.

“Closing” has the meaning set forth in Section 3.2.

“Closing Date” has the meaning set forth in Section 3.2.

“Closing Date Payment” has the meaning set forth in Section 3.1(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any Contract with any labor union or organization, works council or other employee representative.

“Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases.

“Committee’s Professionals”  has the meaning defined in the Final DIP Order.

“Competition Laws” means the relevant merger or acquisition Laws or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Continuing Employees” has the meaning set forth in Section 9.1(a).

“Contract” means, with respect to a Person, any agreement, license, contract, commitment, Collective Bargaining Agreement or other binding arrangement or understanding, whether written or oral, to which such Person is a party or that is binding upon a Person or its property.

“Cortland” has the meaning set forth in the recitals.

“Credit Bid” has the meaning set forth in the recitals.

“Credit Bid Amount” has the meaning set forth in Section 3.1(a).

“Credit Bid Indebtedness” means, as of the Effective Date, all Roll-Up Notes Obligations and all Pre-Petition Secured Notes Obligations, whether or not any of the foregoing is credit bid as part of the Purchase Price.

“Credit Bid Purchased Assets” has the meaning set forth in Section 3.1(d).

“Cure Amounts” has the meaning set forth in Section 2.3(b).

“Customary Trade Terms” means the normal and customary trade terms, practices and programs (including credit limits, pricing rebates, cash discounts, timing of payments, coupon reconciliation and other applicable terms and programs) that were most favorable to the Target Entities and in effect between the vendors, suppliers and other trade creditors, on the one hand, and the Target Entities, on the other hand, at any time within the twenty-four (24) month period prior to the Petition Date or such other trade terms as agreed to by Sellers with the consent of Purchaser and the applicable vendor, supplier or other trade creditor.  The Customary Trade Terms will provide for the provision of goods in volume and mix consistent with past practice.  Vendors, suppliers and/or other trade creditors with a negotiated credit limit during the Chapter 11 Cases pursuant to a critical vendor agreement, as part of their agreement to Customary Trade Terms, agree that, upon (or prior to) Closing, such creditor will reevaluate the financial condition of Purchaser and the business, and shall consider in good faith appropriate extensions of payment terms and increases in credit lines (for the avoidance of doubt, the foregoing shall not alter the requirements specified in connection with the elections of holders of the Assumed Priority Trade Claims).

“Debtors’ Schedules” means the DIP Debtors’ schedules of assets and liabilities, as may be amended from time to time.

“Debtors’ Professionals” has the meaning defined in the Final DIP Order.

“DIP Agents” has the meaning set forth in the recitals.

“DIP Budget” means the “Approved DIP Budget” as defined in the New Money DIP Note Purchase Agreement in effect as of the Effective Date or that may be in effect at any time prior to the Closing.

“DIP Debtors” means the “Debtors” as defined in the DIP Order.

“DIP Liens” has the meaning defined in the DIP Order.

“DIP Order” means that certain Interim DIP Order and/or Final DIP Order, in each case, whichever is in effect from time to time.

“DIP Secured Parties” has the meaning defined in the DIP Order.

“Disclosure Schedules” means the Schedules provided pursuant to this Agreement.

“Effective Date” has the meaning set forth in the preamble.

“Electronic Delivery” has the meaning set forth in Section 10.6.

“Employee” means a Business Employee or an employee of an Acquired Subsidiary.

“Employee Benefit Plan” means any “employee benefit plan” (as defined in ERISA section 3(3)) and any other material benefit or compensation plan, program, agreement or arrangement, that is maintained, sponsored, or contributed or required to be contributed to by Seller or with respect to which Sellers have any Liability.

“Encumbered Assets” has the meaning set forth in the recitals.

“Environmental Laws” means all applicable Laws (including CERCLA and analogous foreign, state and local Laws) concerning human health and safety (as such matters relate to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances and including protection of the health and safety of employees) or pollution or protection or clean-up of the environment (including air, surface water, groundwater, drinking water, land surface, subsurface land, wildlife, plants or other natural resources).

“Equity Securities” means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock, equity interests or any other rights, warrants or options to acquire any of the foregoing securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws issued thereunder.

“ERISA Affiliate” means any Person that, at any relevant time, is or was treated as a single employer with any Seller for purposes of section 414 of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and all Laws issued thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(d).

“Excluded Employee Benefit Plan”  has the meaning set forth in Section 2.2(f).

“Excluded Employees” has the meaning set forth in Section 9.1(a).

“Excluded Equipment Leases” has the meaning set forth in Section 2.2(c).

“Excluded Facility Leases” has the meaning set forth in Section 2.2(b).

“Excluded Leases” has the meaning set forth in Section 2.2(c).

“Excluded Liabilities” has the meaning set forth in Section 2.3(h).

“Facilities” means all real property, buildings, structures, improvements and fixtures, used, occupied or otherwise held in connection with the Business, or to which a Seller Entity otherwise has rights (whether such rights are ownership, leasehold, subleasehold or otherwise).

“Facility Leases” means all leases, subleases, licenses, concessions and other use or occupancy agreements (written or oral), and all amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any of the Facilities are leased, subleased, licensed or otherwise used or occupied.

“FICA” means the Federal Insurance Contributions Act, as amended, and all Laws issued thereunder.

“Final DIP Order” means the Final Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (III) Granting Adequate Protection to the Prepetition Secured Parties Pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code, (IV) Granting Liens and Superpriority Claims and (V) Modifying the Automatic Stay Docket No. 348, as amended or otherwise modified from time to time with the written consent of the Required DIP Noteholders (as defined in the DIP Order).

“Final Order” means an Order that has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that, the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

“Financial Statements” has the meaning set forth in Section 4.4.

“Financing” means the debt and equity financing incurred or intended to be incurred by Purchaser in connection with the transactions contemplated hereby.

“Fundamental Representations” means each of the representations and warranties contained in Sections 4.1 (Organization; Standing), 4.2 (Validity of Agreement; Power), 4.3 (Capitalization) and 4.17  (Brokers).

“FUTA” means the Federal Unemployment Tax Act, as amended, and all Laws issued thereunder.

“GAAP” means, at a given time, United States generally accepted accounting principles, consistently applied.

“General Bar Date” means 5:00 p.m. (prevailing Eastern Time) on February 21, 2018.

“Governmental Authority” means any federal, state, local, municipal, foreign, supranational or other governmental or quasi‑governmental authority of any nature (including any governmental agency, branch, bureau, commission, department, official or entity and any court or other tribunal), or any administrative, executive, judicial, legislative, police, regulatory or taxing authority, or arbitral body.

“Guaranties” means any agreements, undertakings or arrangements by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the Indebtedness, obligation or other Liability of any other Person (except by endorsements of instruments in the ordinary course of collection), or guaranties of the payment of dividends or other distributions upon the shares of any other Person.

“Hazardous Substances” means any substance, material or waste that is regulated or otherwise defined as a pollutant, contaminant toxic, hazardous, explosive or radioactive (or words of similar intent or meaning) and any other substance with respect to which Liability or standards of conduct may be imposed under applicable Environmental Law, including petroleum and petroleum products, byproducts and wastes, asbestos or asbestos‑containing materials, polychlorinated biphenyls, radon, urea, formaldehyde, mold, lead based paint and radiation.

“Imsamet” means Imsamet of Arizona, an Arizona partnership.

“Indebtedness” means, with respect to any Person as of any date of determination, without duplication:  (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities; (c) the maximum amount of all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person; (d) all obligations arising from cash/book overdrafts; (e) all obligations arising from deferred compensation arrangements; (f) all obligations of such Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person; (g) all capital lease obligations; (h) all deferred rent, (i) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (except trade payables incurred in the Ordinary Course of Business which are not past due); (j) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (k) all obligations (determined on the basis of actual, not notional, obligations) with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements; (l) all Guaranties of such Person in connection with any of the foregoing; (m) all customer rebates and allowances; and (n) all fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing.

“Insider” means, any chairman, chief executive officer, chief financial officer, president, any vice president, secretary, controller, treasurer or general counsel, director, governing body member, stockholder, partner or Affiliate, as applicable, of any Seller Entity or any predecessor or Affiliate of any Seller Entity or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest.

“Intellectual Property” means any and all intellectual property and other proprietary rights, in any jurisdiction throughout the world, including any of the following: (a) patents, patent applications and invention disclosures, together with all reissuances, continuations, continuations in part, revisions, divisionals, extensions and reexaminations thereof; (b) trademarks, service marks, designs, trade dress, logos, slogans, trade names, internet domain names, corporate names, all applications, registrations and renewals in connection therewith, and all translations, adaptations, derivations and combinations of any of the foregoing, together with all goodwill associated with any of the foregoing; (c) copyrights, industrial designs, mask works and copyrightable works, and all applications, registrations and renewals in connection therewith; (d) trade secrets and confidential information (including formulations, ideas, research and development, know‑how, inventions, technology, formulas, compositions, manufacturing) and production processes and techniques, technical data, financial and marketing plans, customer and supplier lists and information, designs, drawings, plans, proposals and specifications; (e) computer software and systems (including source code, executable code, data, databases and related documentation), websites, URLs, email addresses and telephone numbers; (f) copies and tangible embodiments of any of the foregoing in whatever form or medium; and (g) any other proprietary and intellectual property rights.

“Intellectual Property Assignments” has the meaning set forth in Section 3.3(i).

“Interim DIP Order” means the Interim Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (III) Granting Adequate Protection to the Prepetition Secured Parties Pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code, (IV) Granting Liens and Superpriority Claims, (V) Modifying the Automatic Stay and (VI) Scheduling a Final Hearing Docket No. 59.

“International Plan” means any material plan, policy, fund, program or arrangement or contract, including any multiemployer plan, pension, retirement savings, superannuation, profit sharing, equity compensation, accident, health, hospitalization, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and any other employee benefit plan, agreement, program, policy or other arrangement, that is maintained outside the United States primarily for the benefit of current or former Employees, officers, directors and independent contractors employed or engaged outside the United States.

“Inventory” means, with respect to a Person, all inventory of any kind or nature, whether or not prepaid, and wherever located, held, maintained by, stored by or on behalf of or owned by such Person, including all raw materials, work in process, semi‑finished and finished products, goods, replacement and spare parts, component parts, packaging materials, operating supplies, in‑transit or consigned inventory, fuels and other similar items.

“IT Assets” means software, computers, firmware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment owned, leased or licensed by the Target Entities and used in support of the Business.

“Knowledge of Sellers” means the knowledge of Michael Hobey, Terry Hogan, Russell Barr, Chris Garisek, Cathy Griffin, Ray Weaver and the additional Persons set forth in Schedule 1.1(a), after reasonable inquiry.

“Knowledge of Sellers Regarding Beck Aluminum” means the knowledge of Michael Hobey, Terry Hogan, Russell Barr, Chris Garisek, Cathy Griffin, Ray Weaver and the additional Persons set forth in Schedule 1.1(a),  without any affirmative duty to investigate.

“Latest Balance Sheet” has the meaning set forth in Section 4.4.

“Law” means any law, statute, regulation, code, constitution, ordinance, treaty, rule of common law, or Order of, administered or enforced by or on behalf of, any Governmental Authority.

“Lease Assignments” has the meaning set forth in Section 3.3(h).

“Leased Facilities” means the Facilities that are leased pursuant to Facility Leases.

“Liability” means any Claim, obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether determined or determinable, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including any liability for Taxes, product liability or infringement liability.

“Lien” means any lien (statutory or otherwise), hypothecation, encumbrance, security interest, interest, mortgage, pledge, restriction, charge, instrument, license, preference, priority, security agreement, easement, covenant, encroachment, option, right of recovery, right of pre-emption, right of first refusal or other Third Party right, Tax (including foreign, federal, state and local Tax), Order of any Governmental Authority, of any kind or nature (including (a) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (b) any assignment or deposit arrangement in the nature of a security device, (c) any claim based on any theory that any Purchaser is a successor, transferee or continuation of an applicable Target Entity or its Business and (d) any leasehold interest, license or other right, in favor of a Third Party or an Affiliate of a Target Entity, to use any portion of the Acquired Assets), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Material Adverse Effect” means any event, change, condition or matter that, individually or in the aggregate is or would reasonably be expected to be materially adverse to, or materially impair the revenue or anticipated revenue of the Business or impair the value of, the Acquired Assets or results in a material adverse effect or change in the operation, results of operations, condition (financial or otherwise) of the Acquired Assets or the Business, taken as a whole, or which materially impairs the ability of Sellers to perform their obligations under this Agreement or has a material adverse effect on or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby; provided,  however, that in determining whether there has been a Material Adverse Effect, any effect to the extent attributable to any of the following shall be disregarded (subject to the qualification of disproportionality set forth in the last provision of this definition): (a) with respect to the Acquired Assets, any change in the general condition of the national or global economy; (b) the announcement of this Agreement or the transactions contemplated hereby in accordance with the terms hereof; (c) the Chapter 11 Cases in and of themselves; and (d) the sale process of the Acquired Assets to the extent in accordance with the terms of the Bidding Procedures Order, except with respect to the foregoing clause (a), to the extent such event, change, condition or matter has or would reasonably be expected to have a disproportionate effect on the Acquired Assets or the Business (taken as a whole) relative to other businesses operating in the industry in which the Target Entities operate.

“Multiemployer Plan” means any “multiemployer plan” (as defined in ERISA section 3(37)) contributed to by any Seller or any ERISA Affiliate or with respect to which any Seller or any ERISA Affiliate has any Liability.

“New 401(k) Plan” has the meaning set forth in Section 9.3(b)(i).

“New Money DIP Agent” has the meaning set forth in the recitals.

“New Money DIP Note Purchase Agreement” means that certain Senior Secured Super-Priority Debtor-in-Possession Note Purchase Agreement, dated as of November 21, 2017, as amended and restated pursuant to that certain Amended and Restated Senior Secured Super-Priority Debtor-in-Possession Note Purchase Agreement, dated as of January 19, 2018, by and among the parties thereto (as may be further amended, restated, supplemented or modified from time to time).

“New Money DIP Notes Documents” means the New Money DIP Note Purchase Agreement and the “Note Purchase Documents” as defined in the New Money DIP Note Purchase Agreement, as such Note Purchase Documents are amended, modified, supplemented or restated from time to time.

“New Money DIP Notes Obligations” means all “Obligations” as defined in the New Money DIP Note Purchase Agreement and all New Money DIP Notes Obligations (as defined in the DIP Order).

“Non-Priority Trade Claims” means claims held by vendors, suppliers and/or other trade creditors that are not Priority Trade Claims.

“Notes Collateral Trustee” has the meaning set forth in the recitals.

“Notice” means any notice, summons, citation, directive, order, claim, litigation, proceeding, letter or other communication, written or oral, actual or threatened, from any

Governmental Authority, or any other Person, and shall include any notice or similar filing in the Chapter 11 Cases and the imposition of any Lien on property owned, leased, occupied or used by any Target Entity pursuant to any Environmental Law.

“Order” means any award, decision, decree, settlement, order, injunction, ruling, judgment, or consent of or entered, issued, made or rendered by any Governmental Authority, including any order entered by the Bankruptcy Court in the Chapter 11 Cases (including the Sale Order).

“Ordinary Course of Business” means the operation of the Business in the usual and ordinary course of operations consistent with past practice, taking into account the commencement of the Chapter 11 Cases.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of association, memorandum of association, bylaws, operating agreement, partnership agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(c).

“Owned Facilities” means the Facilities that are owned in fee.

“Parties” has the meaning set forth in the preamble.

“Permits” means a Person’s  licenses, permits, approvals, franchises, bonds, accreditations, certificates of occupancy, registrations, plans, consents and other authorizations issued by any Governmental Authority.

“Permitted Liens” means each of the following Liens: (a) statutory liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen, and created in the Ordinary Course of Business which are not then due or delinquent but only to the extent that such Liens are related to an Assumed Liability; (b) Liens for real property Taxes not yet due or delinquent as of the Closing Date or the validity of which is being contested in good faith by appropriate proceedings; (c) with respect to real property, any minor title defects, existing easements, covenants, conditions, rights-of-way, restrictions and other encumbrances (except monetary liens) of record affecting title which, taken individually or as a whole, do not or would not materially impair the value, ownership, use or operations of such properties or assets; (d) with respect to real property, zoning, building codes and other land use laws regulating the use or occupancy of such real property assets or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Business thereon; and (e) the rights of tenants under Third Party leases;  provided, that, such rights do not materially interfere with the present or presently contemplated use and enjoyment of the property subject thereto.

“Person” means any corporation, partnership (including any limited partnership and any limited liability partnership), joint venture, limited liability company, organization, trust, entity, authority or natural person.

“Petition Date” has the meaning set forth in the recitals.

“Pre-Petition Indenture” means that certain Indenture, including all annexes, exhibits and schedules thereto, in each case, as the same may be amended, modified, supplemented and/or restated from time to time (including pursuant to the Third Supplemental Indenture), entered into as of January 8, 2015, by and among SGH Escrow Corporation, RAIH, Wilmington Trust, National Association, as trustee and the Notes Collateral Trustee (as defined therein).

“Pre-Petition Secured Notes” means the Initial Notes (as defined in the Pre-Petition Indenture).

“Pre-Petition Secured Notes Obligations” means all “Obligations” as defined in Pre-Petition Indenture arising in connection with the Pre-Petition Secured Notes (excluding, for the avoidance of doubt, the Roll-Up Notes Obligations) and all Prepetition Notes Obligations (as defined in the DIP Order).

“Prepetition Secured Parties” has the meaning defined in the DIP Order.

“Previously Omitted Contract” has the meaning set forth in Section 2.6(c)(i).

“Previously Omitted Contract Designation” has the meaning set forth in Section 2.6(c)(i).

“Previously Omitted Contract Notice” has the meaning set forth in Section 2.6(c)(ii).

“Priority Trade Claim” means claims held by vendors, suppliers and other trade creditors that are, in each case, entitled to administrative priority pursuant to Section 503(b)(9) of the Bankruptcy Code.

“Proceeding” means any action, claim, charge, complaint, dispute, demand, grievance, litigation, audit, investigation, review, inquiry, arbitration, liability, damage, suit in equity or at law, administrative, regulatory or quasi-judicial proceeding, account, cost, expense, setoff, contribution, attorney’s fee or cause of action of whatever kind or character.

“Proration Items” has the meaning set forth in Section 9.8(e).

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Purchased Causes of Action” has the meaning set forth in Section 2.1(d).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser 401(k) Entity” has the meaning set forth in Section 9.3(a).

“Purchaser Designee” has the meaning set forth in Section 10.10.

“RA 401(k) Plan” has the meaning set forth in Section 9.3(b)(i).

“Real Alloy Participants” has the meaning set forth in Section 9.3(a).

“Real Industry”  means Real Industry, Inc., a Delaware corporation and the direct parent of RAIH prior to the Closing.

“Real Industry Participants” has the meaning set forth in Section 9.3(a).

“Registered Intellectual Property” has the meaning set forth in Section 4.12(a).

“Regulatory Approvals” has the meaning set forth in Section 6.1(a).

“Released Causes of Action” has the meaning set forth in Section 6.12.

“Released Sellers Parties” means (i) the current directors and officers of Sellers and Sellers’ attorneys, advisors or other professionals (in their capacities as such) and (ii) the Persons set forth in Schedule 1.1(b).

“Required Financial Information” means financial and other information regarding the Business and the Target Entities of the type customarily included in offering materials for the Financing in transactions of this type as Purchaser shall reasonably request from Sellers.

“Restricted Names” has the meaning set forth in Section 9.7.

“RI 401(k) Plan” has the meaning set forth in Section 9.3(a).

“Roll-Up Notes” has the meaning given to such term in the Third Supplemental Indenture, which Roll-Up Notes were issued in exchange for certain Pre-Petition Secured Notes.

“Roll-Up Notes Obligations” means all “Obligations” as defined in Pre-Petition Indenture, to the extent arising in connection with the Roll-Up Notes and all Roll Up DIP Notes Obligations (as defined in the DIP Order).

“Sale Motion” means the Debtors’ Motion for Entry of Orders (A)(I) Establishing Bidding Procedures Relating to the Sale of Assets, (II) Establishing Procedures Relating to the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, Including Notice of Proposed Cure Amounts, (III) Establishing Procedures in Connection with the Selection and Protections Afforded to Any Stalking Horse Bidders, (IV) Approving Form and Manner of Notice Relating Thereto, (V) Scheduling a Hearing to Consider the Proposed Sale, and (VI) Granting Related Relief; and (B)(I) Approving the Sale of Assets Free and Clear of All Liens, Claims, Encumbrances and Interests, (II) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (III) Granted Related Relief Docket No. 85.

“Sale Order” means an order substantially in the form attached hereto as Exhibit A or otherwise acceptable to the Parties, each in their respective sole discretion, approving this Agreement and all of the terms and conditions hereof, approving the sale and assignment to Purchaser of all of the Acquired Assets, and approving and authorizing Sellers to consummate the transactions contemplated hereby.  Without limiting the generality of the foregoing, such order shall find and provide, among other things, that (a) Purchaser is entitled to credit bid the Credit Bid Indebtedness pursuant to Section 363(k) of the Bankruptcy Code, (b) the Acquired Assets shall be transferred to Purchaser free and clear of all liens (other than Liens specifically assumed or created by Purchaser), claims (other than Assumed Liabilities), encumbrances and interests, including any claims or assertions based on successor or transferee liability, such liens, claims, encumbrances and interests to attach to the proceeds of sale of the Acquired Assets, and enjoining all Persons holding liens, claims, encumbrances and other interests, including rights or claims based on any successor or transferee liability, from asserting them against Purchaser, (c) the Assumed Contracts may be assumed by Sellers and assigned to Purchaser under Section 365 of the Bankruptcy Code, (d) Purchaser has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code and is entitled to the full benefits of such provision, (e) this Agreement was negotiated, proposed and entered into by the Parties without collusion, in good faith and from arm’s length bargaining positions, (f) Sellers and Purchaser have not engaged in any conduct that would cause or permit this Agreement to be avoided under Section 363(n) of the Bankruptcy Code, (g) the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or the breach hereof, (h) this Agreement and the transactions contemplated hereby are binding upon, and not subject to rejection or avoidance by, any chapter 7 or chapter 11 trustee of Sellers, (i) neither Purchaser nor any of its Affiliates shall be deemed a successor in interest to Sellers and (j) upon Purchaser’s payment of the consideration provided hereunder, Sellers shall have received fair and reasonably equivalent value for the Acquired Assets.  Further, the Sale Order, incorporating the terms contained herein, shall provide that: (A) the Committee (x) consents to the stipulations in the Final DIP Order (including the releases of the DIP Secured Parties and Prepetition Secured Parties), (y) waives any right to file a (and withdraws any filed) Challenge and (z) acknowledges the termination and expiration of the Challenge Period (as defined in the DIP Order); and (B) all such stipulations in the Final DIP Order (including the releases of the DIP Secured Parties and Prepetition Secured Parties) are unconditionally effective and binding on all parties in interest, including the Committee, in each case, subject only to the occurrence of the Closing providing the treatment of Assumed Trade Creditor Liabilities set forth herein.

“Sale Order Deadline”  means March 30, 2018.

“Seller Entities” means the Target Entities other than Beck Aluminum.

“Seller Reserves” has the meaning set forth in Section 4.19.

“Sellers” has the meaning set forth in the preamble.

“Sellers’  Contracts” has the meaning set forth in Section 2.1(l).

“Sellers Employee Benefit Plan” has the meaning set forth in Section 4.14(a).

“Significant Customers” has the meaning set forth in Section 4.18.

“Significant Vendors/Suppliers” has the meaning set forth in Section 4.18.

“Straddle Period”  means any taxable period beginning before the Closing Date and ending after the Closing Date.

“Subsequent Designated Assumed Contracts” has the meaning set forth in Section 2.6(d).

“Subsidiary” means, with respect to any Person, a majority of the total voting power of the Equity Securities of which it is entitled to vote (without regard to the occurrence of any contingency) in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Target Entities” means Sellers and the Acquired Subsidiaries.

“Tax” means with respect to any Person, (a) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including any income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital stock, franchise, profits, license, registration, recording, documentary, escheat or unclaimed property, intangibles, conveyancing, gains, employee or other withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real or personal), environmental or windfall profit tax, customs, duty or other tax, governmental fee or other like assessment, charge or tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, whether such Tax is disputed or not, (b) any liability for payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (c) any liability for payment of any amounts described in clauses (a) or (b) as a result of being a transferee or successor to any Person, as a result of any obligation to assume or succeed to such Tax liability or to indemnify any Person in respect thereof, by Law or otherwise.

“Tax Return” means any report, return, declaration, claim for refund or other information or statement supplied or required to be supplied by any Person relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Third Party” means any Person except the Target Entities, Purchaser or any of their respective Affiliates.

“Third Supplemental Indenture” means that certain Third Supplemental Indenture dated as of January 19, 2018, by and among the parties thereto.

“Timely Filed Proof of Claim”  means a proof of claim filed on or prior to the General Bar Date in the Chapter 11 Cases in accordance with the Bar Date Order.  A proof of claim which supersedes a Timely Filed Proof of Claim may be deemed by Sellers to be a Timely Filed Proof of Claim.

“Title Insurance Company” means the title insurance company selected by Purchaser to issue any Title Insurance Policy.

“Title Insurance Policy” means each owner’s policy of title insurance, issued by the Title Insurance Company, in form and substance, and with such coverages, reasonably acceptable to Purchaser, subject to the availability of coverage in the applicable jurisdictions.

“Transaction Documents” means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

“Transferred 401(k) Assets” has the meaning set forth in Section 9.3(b)(i).

“TSA” has the meaning set forth in Section 3.3(r).

“UK” means the United Kingdom of England and Wales.

“Unaudited Financial Statements” has the meaning set forth in Section 4.4.

“Unpaid Compensation” has the meaning set forth in Section 9.2.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local Law that may apply.

“Wilmington Trust” has the meaning set forth in the recitals.

“Wind-Down Budget” has the meaning set forth in Section 2.1(u).

1.2       Rules of Construction.  Unless the context otherwise clearly indicates, in this Agreement:

(a)        the singular includes the plural;

(b)        “includes” and “including” are not limiting;

(c)        “may not” is prohibitive and not permissive; and

(d)        “or” is not exclusive.

ARTICLE II

PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

2.1       Purchase and Sale of Acquired Assets.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell, contribute, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens (except Permitted Liens) and Liabilities (except Assumed Liabilities), whether arising prior to, on or following the Petition Date, and Purchaser shall purchase, acquire and take assignment and delivery of, for the consideration specified in Section 3.1, all rights, titles and interests of every kind and nature of Sellers (including indirect and other forms of beneficial ownership) in and to all of the properties, assets and rights of Sellers (contractual or otherwise), whether tangible or intangible, real, personal or mixed, wherever located and by whomever possessed, whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, including any such properties, rights, interests and other assets acquired by Sellers after the Effective Date and prior to the Closing Date, and including the following assets of Sellers, whether or not listed below, but (x) in the case of Sections 2.1(h),  2.1(i),  2.1(l) and 2.1(m), including only such assets that are expressly assumed thereunder and (y) in all cases, excluding the Excluded Assets (all of the assets to be sold, assigned, transferred and delivered pursuant to this Section 2.1 shall be referred to as the “Acquired Assets”):

(a)        all of the Acquired Equity Securities held by any Seller;

(b)        all Cash and Cash Equivalents;

(c)        except as set forth in Schedule 2.1(c), (i) all Accounts Receivable of Sellers, (ii) all claims, including deposits, advances, prepaid and other current assets, rights under warranties and Guaranties, rights in respect of promotional allowances, vendor rebates and (iii) all rights to other refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, in each case, whether known or unknown or contingent or non-contingent, and the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing;

(d)        subject to Section 6.12,  all rights, claims, causes of action, rights of recovery (including rights to insurance proceeds), contractual rights of Sellers to indemnification, exculpation, advancement, reimbursement of expenses and contract renewal rights, rights of set-off and rights of recoupment of any Seller against any Person arising out of events occurring prior to the Closing Date (including, for the avoidance of doubt, those arising out of events occurring prior to the Petition Date), including (i) all Avoidance Actions, (ii) connected in any way with or relating to the Acquired Assets, the Assumed Liabilities, the Assumed Contracts, or the operation or conduct of the Target Entities’ businesses, (iii) against the DIP Secured Parties, the Prepetition Secured Parties, Purchaser, or any parent, subsidiary, or Affiliate thereof, and their respective directors, officers, members, partners, shareholders, investment managers, managers, attorneys, advisors and/or other professionals, (iv) against the current or former directors, officers, attorneys, advisors or other professionals of the Target Entities and/or (v) against the Committee and its current and former members (and each of such current or former members’ employees, officers, directors, shareholders and agents (in their capacities as such)), and each of the attorneys, advisors and/or other professionals of the Committee and its current and former members (in each case, in their capacities as such), in each case, whether direct or derivative, known or unknown, liquidated or unliquidated, contingent or otherwise  (collectively, the “Purchased Causes of Action”);

(e)        except as set forth in Schedule 2.1(e),  all bank accounts, safety deposit boxes, lock boxes and the like relating to the Acquired Assets;

(f)        except as set forth in Schedule 2.1(f),  all Inventory of Sellers;

(g)        except as set forth in Schedule 2.1(g), all of the Owned Facilities of Sellers together with all buildings, Facilities, and other structures, fixtures and improvements thereon and all, rights, privileges, easements and appurtenances appertaining thereto;

(h)        subject to Section 2.6 and to the extent that they may be assumed and assigned pursuant to sections 363 and 365 of the Bankruptcy Code, all of the Facility Leases of Sellers, each as set forth in Schedule 2.1(h) (the “Assumed Facility Leases”), including all rights in and to the Leased Facilities and all security deposits and other amounts and instruments deposited by or on behalf of any Person thereunder;

(i)         subject to Section 2.6 and to the extent that they may be assumed and assigned pursuant to sections 363 and 365 of the Bankruptcy Code, all of Sellers’ equipment, personal property and intangible property leases, rental agreement, licenses, contracts, agreements and similar arrangements, each as set forth in Schedule 2.1(i)  (collectively, the “Assumed Equipment Leases”, and together with the Assumed Facility Leases, the “Assumed Leases”);

(j)         except as set forth in Schedule 2.1(j),  all tangible personal property, including all machinery, equipment (including all transportation and office equipment), vehicles, computers, mobile phones, fixtures, trade fixtures, computer equipment, hardware, peripherals, information technology infrastructure, telephone systems, furniture, office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible personal property of any kind owned by any Seller, wherever located, including all such items which are located in any building, warehouse, office or other space leased, owned or occupied by any Seller or any other space where any of Sellers’ properties and or any other assets may be situated;

(k)        except as set forth in Schedule 2.1(k),  all Intellectual Property owned, licensed, used or held for use by any Seller, along with all income, royalties, damages and payments due or payable to any Seller as of the Closing or thereafter, including damages and payments for past, present or future infringements, dilutions or misappropriations thereof or other conflicts therewith, the right to sue and recover for past, present or future infringements, dilutions or misappropriations thereof or other conflicts therewith, and all corresponding rights (including rights of priority) that, now or hereafter, may be secured throughout the world (the “Acquired Intellectual Property”);

(l)         subject to Section 2.6 and to the extent that they may be assumed and assigned pursuant to sections 363 and 365 of the Bankruptcy Code or otherwise in accordance with their terms, all Contracts to which any Seller is a party (but excluding the Excluded Contracts), including all rights of Sellers under such Contracts, including all security deposits thereunder and all contractual rights of Sellers to indemnification, exculpation, advancement, reimbursement of expenses and contract renewal rights (collectively, the “Sellers’ Contracts”), solely to the extent such Contract is set forth in Schedule 2.1(l) or assumed pursuant to Section 2.6;

(m)       all rights of Sellers under the Assumed Employee Benefit Plans including all pre‑payments, deposits and refunds thereunder, and any assets maintained pursuant thereto or in connection therewith,  each as set forth in Schedule 2.1(m);

(n)        except as set forth in Schedule 2.1(n),  all Permits of Sellers that are capable of being assigned from all Governmental Authorities, and the rights to all data and records of Sellers held by such Governmental Authorities;

(o)        all goodwill, payment intangibles and general intangible assets and rights of Sellers (including the name of each Seller, and in all cases, any derivations thereof);

(p)        all Books and Records of Sellers  (provided,  however, that for a period of three (3) years after Closing, Sellers shall have reasonable access upon reasonable Notice to Purchaser and so long as such access does not unreasonably interfere with the business operations of Purchaser to the Books and Records of Sellers for purposes of completing their Tax Returns, for regulatory compliance reasons, for purposes of defending or prosecuting any litigation or other claims and otherwise administering and finalizing the Chapter 11 Cases);

(q)        any refund, rebate, abatement or other recovery for Taxes, other than a Tax with respect to which Real Industry has filed or will file a Tax Return on a combined, consolidated or unitary basis with any Seller, together with any interest due thereon or penalty rebate therefrom, for any taxable period (or portion thereof) ending on or prior to the Closing Date;

(r)        all employee and former employee covenants regarding confidentiality, non-competition, and non-solicitation of customers and employees;

(s)        all deposits and prepaid expenses of any Seller, including (i) security deposits with Third Party suppliers, vendors or service providers, ad valorem taxes and lease and rental payments, (ii) rebates, (iii) tenant reimbursements, (iv) pre-payments and (v) those deposits, pre-paid expenses and other cash collateralized amounts set forth in Schedule 2.1(s);

(t)         all other assets as set forth in Schedule 2.1(t);

(u)        subject to the terms of the Final DIP Order, any and all funds remaining under the Carve-Out or the wind-down budget attached as Exhibit A-1 to Schedule 3.1(a) (the “Wind-Down Budget”) after of obligations from such amounts permitted under the DIP Order and such Wind-Down Budget; and

(v)        all other additional assets, properties, privileges, rights (including prepaid expenses) and interests of Sellers used in or related to Sellers’ Business or the Acquired Assets other than the Excluded Assets of every kind and description and wherever located, whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, and whether or not specifically referred to in this Agreement.

2.2       Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, the following assets of Sellers shall be retained by Sellers and are not being sold, assigned, transferred or conveyed to Purchaser hereunder, and Sellers shall retain all right, title and interest to, in and under the following assets, properties, interests and rights of Sellers (all of the following are referred to collectively as the “Excluded Assets”):

(a)        any assets expressly excluded from the definition of Acquired Assets in Section 2.1;

(b)        all Facility Leases of Sellers except the Assumed Facility Leases (the “Excluded Facility Leases”);

(c)        all equipment leases of Sellers except the Assumed Equipment Leases (the “Excluded Equipment Leases”, together with the Excluded Facility Leases, the “Excluded Leases”);

(d)        all Contracts of Sellers other than the Assumed Contracts (the “Excluded Contracts”), together with all claims and causes of actions with respect to or arising in connection with such Excluded Contracts;

(e)        subject to Sections 2.6 and 6.2(a), all Assumed Contracts listed in Schedule 2.2(e) that require the consent of a Third Party (after giving effect to the applicable provisions of the Bankruptcy Code) to be assumed and assigned hereunder as to which, by the Closing Date, such consent has not been obtained;

(f)        all rights of Sellers under all Employee Benefit Plans other than the Assumed Employee Benefit Plans (the “Excluded Employee Benefit Plans”), including all pre‑payments, deposits and refunds under, and any assets maintained pursuant to, or in connection with, the Excluded Employee Benefit Plans;

(g)        any document, instrument or agreement excluded from the definition of Books and Records in Section 1.1;

(h)        all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment with respect to any other Excluded Assets (including with respect to insurance policies), except to the extent included in the definition of “Purchased Causes of Action”;

(i)         all deposits with respect to legal, accounting, financial advisory, valuation and investment banking fees and expenses incurred by or on behalf of Sellers or their Affiliates;

(j)         all rights of Sellers arising under this Agreement or any of the other Transaction Documents;

(k)        all other or additional privileges (including attorney-client and work product privileges), rights and interests of Seller related to the Excluded Assets of every kind and description and wherever located, whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, and whether or not specifically referred to in this Agreement; and

(l)         all other assets listed in Schedule 2.2(l).

2.3       Assignment and Assumption of Assumed Liabilities.  Subject to the terms and conditions set forth in this Agreement and the Sale Order, effective as of the Closing Date, Purchaser shall assume from Sellers and thereafter be responsible for the payment, performance or discharge of the following Liabilities of Sellers (in accordance with their respective terms) to the extent arising under the Acquired Assets and Seller shall irrevocably convey, transfer and assign to Purchaser the following Liabilities (all such Liabilities assumed pursuant to this Section 2.3 shall be referred to as the “Assumed Liabilities”):

(a)        all Liabilities and obligations of Sellers under the Assumed Contracts, any Previously Omitted Contract designated and assumed by Purchaser as “Assumed” in accordance with Section 2.6(c)(i), or Subsequent Designated Assumed Contract that is assumed by Purchaser in accordance with Section 2.6(d), in each case that arise and become due from and after the Closing;

(b)        subject to Section 2.6, all cure costs required to be paid pursuant to the Sale Order and section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assumed Contracts including the amounts set forth in Schedule 2.3(b) (the “Cure Amounts”), to the extent they have not been paid on or before the Closing Date;

(c)        all Liabilities arising out of any of the Assumed Employee Benefit Plans;

(d)        with respect to the Continuing Employees, all Liabilities that are specifically assumed by Purchaser pursuant to Sections 9.1 and 9.2;

(e)        to the extent required by any applicable Law, all environmental Liabilities related to the Acquired Assets that arise after the Closing Date in connection with Purchaser’s ownership or operation of the Acquired Assets, except as set forth in Schedule 2.3(e);

(f)        without duplication of the amounts set forth in Schedule 3.1(a),  all postpetition accrued, unpaid administrative claims (subject, in the case of any fees or expenses of any professionals retained in these Chapter 11 Cases, to court approval thereof) of the type included in the Approved Budget incurred by the DIP Debtors postpetition in the Ordinary Course of Business and not in contravention of any other terms of the DIP Order (for the avoidance of doubt, the foregoing shall not include any claim entitled to priority under section 503(b)(9) of the Bankruptcy Code);

(g)        the Assumed Trade Creditor Liabilities;

(h)        any intercompany account payable owing between or among any Sellers;  provided, that any liability assumed pursuant to this Section 2.3(h) must (i) be equal to an Account Receivable that is an Acquired Asset pursuant to Section 2.1(c), (ii) be a liability of a Seller to a Seller and (iii) have been incurred by a  Seller in the Ordinary Course of Business; and

(i)         all other Liabilities listed in Schedule 2.3(i).

2.4       Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, each Seller acknowledges and agrees that except for the Assumed Liabilities, (a) Purchaser shall not be the successor to any Liability of any Seller or its Affiliates or relating to the Acquired Assets and (b) Purchaser will not assume, be obligated to pay nor in any way be liable or responsible for, any Liability of any Seller or its Affiliates, except pursuant to the terms and provisions of this Agreement (any such excluded obligations and Liabilities, the “Excluded Liabilities”).  For the avoidance of doubt, all environmental Liabilities of Sellers related to the Business and the Acquired Assets arising prior to the Closing Date are Excluded Liabilities and shall be retained by Sellers.

2.5       Revisions to Schedules under Sections 2.1 through 2.4.  Notwithstanding anything in this Agreement to the contrary, Purchaser may (subject to the applicable limitations, if any, set forth on Schedule 2.5)  revise, by providing written Notice to HoldCos, the Schedules under Sections 2.1 through 2.4 at any time on or before the Business Day prior to the Closing Date to include in or exclude from the definition of Acquired Assets, Excluded Assets or Assumed Liabilities, as applicable, any asset or property, or any portion, part or parcel of any such asset or property (except executory Contracts and unexpired leases, which shall be governed by Section 2.6) not otherwise included therein, as the case may be, and as a result thereof, Sellers agree to give required Notice to any Third Party that should receive Notice with respect to such asset or property; provided, that such exclusion or inclusion, as the case may be, shall not serve to reduce or otherwise affect the amount of the Purchase Price (other than, for the avoidance of doubt, the exclusion or addition of any Assumed Liability resulting from such exclusion or inclusion).  For purposes of clarification, nothing in this Section 2.5 shall limit Purchaser’s rights under Section 2.6.

2.6       Assumption and Exclusion of Certain Contracts.

(a)        Schedule 2.6(a) sets forth a list of all executory Contracts and unexpired leases  to which, to the Knowledge of Sellers,  any of Sellers is a party,  and which are available to be included in the Assumed Contracts.  From and after the Effective Date until  5:00 p.m. (prevailing Eastern Time) on the day before the Closing Date, Sellers shall make such additions or deletions to the Assumed Contracts and the Excluded Contracts as Purchaser shall request in writing, in its sole discretion; provided,  however, to the extent that the Cure Amount required to be satisfied in order to assume and assign any Assumed Contract is determined after the date hereof to be greater than the amount set forth in Schedule 2.3(b), Sellers shall promptly notify Purchaser of such determination and Purchaser shall have until the date that is five (5) Business Days following the date of such determination to determine whether to assume such Assumed Contract or deem it an Excluded Contract by providing notice to Sellers in writing of such determination.  All Contracts of Sellers that are not listed in Schedule 2.6(a) shall not be considered an Assumed Contract or Acquired Asset and shall be deemed “Excluded Contracts.”

(b)        Sellers shall take all actions required to assume and assign the Assumed Contracts to Purchaser, including timely providing all necessary notices as contemplated by this Agreement and by the Bidding Procedures Order, paying all Cure Amounts incurred in connection with the assignment and assumption of the Assumed Contracts to Purchaser subject to the terms of this Agreement, and using commercially reasonable efforts to facilitate any negotiations with the counterparties to such Assumed Contracts and to obtain an Order containing a finding that the proposed assumption and assignment of the Assumed Contracts to Purchaser satisfies all applicable requirements of section 365 of the Bankruptcy Code; provided, that, with respect to any Assumed Contract ultimately assumed by Sellers and assigned to Purchaser in accordance with this Agreement, Purchaser shall pay such Cure Amounts.  Sellers shall have no obligation to Purchaser to provide adequate assurances of future performance under any Assumed Contract in connection with the assignment and assumption thereof by Seller.

(c)        Previously Omitted Contracts.

(i)         During the pendency of the Chapter 11 Cases, if it is discovered that a Contract should have been listed in Schedule 2.6(a) but was not listed in Schedule 2.6(a) (any such Contract, a “Previously Omitted Contract”), Sellers shall, promptly following the discovery thereof (but in no event later than five (5) Business Days following the discovery thereof), notify Purchaser in writing of such Previously Omitted Contract.  Purchaser shall thereafter deliver written notice to Sellers, no later than the date that is the later of (A) the Closing Date and (B) thirty (30) calendar days following notice of such Previously Omitted Contract from Seller, designating such Previously Omitted Contract as “Assumed” or “Excluded” (a “Previously Omitted Contract Designation”).  A Previously Omitted Contract designated in accordance with this Section 2.6(c)(i) as “Excluded,” or with respect to which Purchaser fails to timely deliver a Previously Omitted Contract Designation, shall be deemed an Excluded Contract.

(ii)       If Purchaser designates a Previously Omitted Contract as “Assumed” in accordance with Section 2.6(c)(i), (A) the Schedules to this Agreement, including Schedules 2.1(l),  2.3(b) and 2.6(a),  as applicable, shall be amended to include (x) such Previously Omitted Contract as an Assumed Contract and (y) all Cure Amounts and other Assumed Liabilities related to such Previously Omitted Contract and (B) Sellers shall file and serve a Notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted Contract notifying such counterparties of Sellers’ intention to assign and Purchaser’s intention to assume such Previously Omitted Contract in accordance with this Section 2.6, including the proposed Cure Amount (if any).  The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with fourteen (14) calendar days after service of a Previously Omitted Contract Notice to file and serve on the Cure Objection Notice Parties (as defined in the Bidding Procedures Order) an objection to the assumption of its Contract.  If the counterparties, HoldCos and Purchaser are unable to reach a consensual resolution with respect to the objection, Sellers will seek an expedited hearing before the Bankruptcy Court to seek approval of the assumption and assignment of such Previously Omitted Contract, which hearing may occur after the Closing with the consent of Purchaser.  If no objection is timely served on HoldCos and Purchaser as to a Previously Omitted Contract that Purchaser has elected to have assumed and assigned to Purchaser, and Purchaser has not otherwise provided Sellers with notice of its election to not assume such Previously Omitted Contract,  then such Previously Omitted Contract shall be deemed assumed by the applicable Seller and assigned to Purchaser pursuant to the Sale Order; provided, that Purchaser shall pay the post-Closing administrative claims incurred on account of any Previously Omitted Contracts that are assumed and assigned (but solely to the extent such post-Closing administrative claims were incurred prior to the earlier of (A) when such Previously Omitted Contracts are assumed by Purchaser and (B) Purchaser’s election to not assume such Previously Omitted Contract, which election may be made by Purchaser at any time in its sole discretion by written notice to Sellers).  Sellers and Purchaser shall execute, acknowledge and deliver such other instruments and take commercially reasonable efforts as are reasonably practicable for Purchaser to assume the rights and obligations under such Previously Omitted Contract, including with respect to payment of the applicable Cure Amount (if any).

(d)        During the pendency of the Chapter 11 Cases, Sellers shall not reject, transfer, terminate, amend or modify any Excluded Contract without providing Purchaser with five (5) Business Days’ prior written notice.  Following the Closing, Purchaser may determine at any time to have Sellers assume and assign any Excluded Contract (not previously transferred to a Third Party by Sellers or validly terminated pursuant to its terms) to Purchaser by one or more written notices to Sellers (each such Excluded Contract, a “Subsequent Designated Assumed Contract”).  After receipt of such notice, (i) Sellers shall use commercially reasonable efforts to assume and assign to Purchaser pursuant to section 365 of the Bankruptcy Code such Subsequent Designated Assumed Contracts, (ii) Purchaser shall pay (A) the post-Closing administrative claims incurred on account of such Subsequent Designated Assumed Contracts (but solely to the extent such post-Closing administrative claims were incurred prior to the earlier of (x) when such Subsequent Designated Assumed Contracts are assumed by Purchaser and (y) Purchaser’s election to not assume such Subsequent Designated Assumed Contract, which election may be made by Purchaser at any time in its sole discretion by written notice to Sellers) and (B) the Cure Amounts in connection with assignment or assumption of such Subsequent Designated Assumed Contracts, to the extent such Subsequent Designated Assumed Contract is assigned to and assumed by Purchaser and (iii) Sellers shall use commercially reasonable efforts to obtain any necessary Third Party consent for the assumption and assignment to Purchaser of all Subsequent Designated Assumed Contracts and shall assign such Subsequent Designated Assumed Contracts to Purchaser.  The Parties acknowledge and agree that the agreements and covenants in this Section 2.6(d) shall survive the Closing.  On the date that any Subsequent Designated Assumed Contract is assumed and assigned to Purchaser pursuant to this Section 2.6(d), such Subsequent Designated Assumed Contract shall thereafter be deemed an Assumed Contract for all purposes under this Agreement.

2.7       Deemed Consents and Cures.  For all purposes of this Agreement (including all representations and warranties of Sellers contained in this Agreement), Sellers shall be deemed to have obtained all required consents in respect of the assignment of any Assumed Contract (and any Excluded Contract ultimately becoming an Assumed Contract) if, and to the extent that, pursuant to the Sale Order or other Order of the Bankruptcy Court, Sellers are authorized to assume and assign to Purchaser, and Purchaser is authorized to accept, such Assumed Contracts pursuant to section 365 of the Bankruptcy Code, and any applicable Cure Amount has been satisfied by Purchaser or Sellers as provided in this Agreement.  If the consent required to effectuate the assignment of any Assumed Contracts to Purchaser cannot be obtained pursuant to the Sale Order or other Order of the Bankruptcy Court, then the Parties shall endeavor to obtain such consent pursuant to Sections 6.2 and 6.10.

2.8       Acquired Assets Sold “As Is, Where Is”.  Except as explicitly set forth in this Agreement (including Article IV), Purchaser hereby acknowledges and agrees that Sellers make no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Acquired Assets including income to be derived or expenses to be incurred in connection with the Acquired Assets, the physical condition of any personal property or inventory comprising a part of the Acquired Assets or which is the subject of any other lease or Contract to be assumed by Purchaser at the Closing, the environmental condition or other matter relating to the physical condition of any real property or improvements which are the subject of any real property lease to be assumed by Purchaser at the Closing, the zoning of any such real property or improvements, the value of the Acquired Assets (or any portion thereof), the transferability of the Acquired Assets (including any rights reserved to or vested in any Governmental Authority to control or regulate the Acquired Assets and all obligations and duties under all Laws or under any Permit issued by any Governmental Authority), or the terms, amount, validity or enforceability of any Assumed Liabilities.  Without in any way limiting the foregoing, except as explicitly set forth in this Agreement (including Article IV), Sellers hereby disclaim any warranty, express or implied, of merchantability or fitness for any particular purpose as to any portion of the Acquired Assets.  Purchaser further acknowledges that Purchaser has conducted an independent inspection and investigation of the physical condition of the Acquired Assets and all such other matters relating to or affecting the Acquired Assets as Purchaser deemed necessary or appropriate and that in proceeding with its acquisition of the Acquired Assets, except for any representations and warranties expressly set forth in this Agreement (including Article IV), Purchaser is doing so based solely upon such independent inspections and investigations.  Accordingly, Purchaser will accept the Acquired Assets at the closing “as is,” “where is,” and “with all faults.”

ARTICLE III

CLOSING

3.1       Purchase Price.

(a)        In consideration of the sale of the Acquired Assets to Purchaser, and in reliance upon the representations, warranties, covenants and agreements of Sellers set forth in this Agreement, and upon the terms and subject to the conditions set forth in this Agreement, the purchase price (the “Purchase Price”) for the Acquired Assets shall consist of:  (i) Purchaser’s assumption (or assumption by one or more Purchaser Designee(s)) of the Assumed Liabilities; (ii) a cash payment (the “Closing Date Payment”) equal to the sum of (A) an amount equal to, and used to pay and discharge, the DIP ABL Obligations (as defined in the DIP Order), plus  (B) an amount equal to, and used to pay and discharge, (x) the New Money DIP Notes Obligations (the proceeds of which may be borrowed concurrently with the Closing in accordance with the Final DIP Order) and (y) the administrative claims set forth in Schedule 3.1(a),  plus  (C) an amount equal to, and used to pay and discharge, the aggregate Cure Amounts for the Assumed Contracts as of the opening of business on the Closing Date, plus  (D) without duplication, an amount equal to, and used to pay and discharge, the administrative claims set forth in Schedule 3.1(a) (to the extent not borrowed and paid from proceeds of the New Money DIP Notes Obligations); and (iii) the Credit Bid in an amount equal to $183,470,000 as of the Effective Date (the “Credit Bid Amount”), which Credit Bid Amount shall be comprised of (until such amount is satisfied) first, all Roll-Up Notes Obligations, and second, all Pre-Petition Secured Notes Obligations, in each case, on a ratable basis for each applicable holder of Credit Bid Indebtedness to the extent the Credit Bid Amount includes a portion but not all of New Money DIP Notes Obligations, Roll-Up Notes Obligations or Pre-Petition Secured Notes Obligations, as the case may be.  Notwithstanding the foregoing, Purchaser may elect (i) with the consent of the DIP ABL Agent and the DIP ABL Lenders (each as defined in the DIP Order and to the extent required under the DIP ABL Loan Documents (as defined in the DIP Order)), to assume the DIP ABL Obligations and/or (ii) with the consent of the agent and holders of New Money DIP Notes, to assume the New Money DIP Notes Obligations, in the case of either of the foregoing, (A) such obligations shall become Assumed Liabilities, (B) the Closing Date Payment shall be reduced dollar-for-dollar in the amount of the DIP ABL Obligations and/or New Money DIP Notes Obligations and (C) such assumed DIP ABL Obligations and/or New Money DIP Notes Obligations shall be treated as the equivalent of payment of such DIP ABL Obligations and/or New Money DIP Notes Obligations in cash.  To the extent any amounts are borrowed or paid to Sellers for payment of the administrative claims set forth in Schedule 3.1(a) and such amounts are not used for such purpose at Closing or immediately following the Closing Date, such amounts shall be returned to Purchaser promptly, and in no event later than three (3) Business Days following the Closing Date.

(b)        In accordance with Section 3.1(a), Purchaser shall satisfy the Purchase Price at the Closing as to the Credit Bid Amount by discharging the applicable portion of the Credit Bid Indebtedness constituting the Credit Bid Amount, and such portion of the Credit Bid Indebtedness shall be deemed to be discharged, (for the avoidance of doubt, any Credit Bid Indebtedness not constituting part of the Credit Bid Amount shall remain outstanding and shall not be deemed discharged, and any Lien and security interest on any Excluded Asset securing any such non-discharged Credit Bid Indebtedness shall not be released and will continue to secure such non-discharged Credit Bid Indebtedness).

(c)        At the Closing, Purchaser shall deliver, or cause to be delivered, the Closing Date Payment to Sellers or, at Purchaser’s election, to such other Person(s) as may be entitled to payment therefrom (for the satisfaction and discharge of the DIP ABL Obligations, the New Money DIP Notes Obligations and the Cure Amounts).  The Closing Date Payment and any payment required to be made pursuant to any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the applicable Party at least two (2) Business Days prior to the date such payment is to be made.

(d)        The portion of the Purchase Price comprised of the Credit Bid Amount shall constitute consideration for all Acquired Assets as to which the Notes Collateral Trustee has a perfected, valid and enforceable security interest (subject to any applicable Permitted Liens and, in the case of the DIP Collateral (as defined in the DIP Order) to satisfaction of the New Money DIP Notes Obligations and the DIP ABL Obligations) (the “Credit Bid Purchased Assets”); provided,  however, that to the extent that there are any Acquired Assets that are subject to such a perfected, valid and enforceable security interest in favor of a portion but not all of the Credit Bid Indebtedness constituting the Credit Bid Amount, then the Credit Bid Indebtedness constituting the Credit Bid Amount shall be allocated to the applicable Acquired Assets so as to maximize the Acquired Assets that constitute Credit Bid Purchased Assets.  Purchaser is entitled pursuant to section 363(k) of the Bankruptcy Code to credit bid the full amount of the Credit Bid Indebtedness.  In addition, the portion of the Purchase Price comprised of the Assumed Liabilities and the Closing Date Payment shall constitute consideration for all remaining Acquired Assets that are not Credit Bid Purchased Assets.

(e)        Notwithstanding anything in this Agreement to the contrary, Purchaser and its Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Acquired Assets such amounts as Purchaser or any of its Affiliates are required to deduct and withhold under the Code, or any provision of state, local, county or foreign Tax Law, with respect to the making of such payment; provided,  however, that the applicable payor shall provide Sellers with a written Notice of such payor’s intention to withhold at least five (5) Business Days prior to such withholding, indicating (i) the amount to be withheld or deducted with respect to each Person from which any amount is to be withheld or deducted and (ii) the relevant provisions of the Code (or other applicable Law) requiring such withholding or deduction, and prior to any such withholding, both the applicable payor and applicable payee shall use reasonable best efforts to minimize any such Taxes.  To the extent that amounts are so withheld and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Acquired Assets in respect of whom such deduction and withholding was made.

3.2       Closing.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transaction contemplated by this Agreement (the “Closing”) will take place at the offices of Morrison & Foerster LLP, 250 W. 55th St., New York, NY 10019 at 10:00 a.m. prevailing Eastern Time or remotely upon the electronic exchange of signatures as soon as practicable after the date on which the conditions set forth in Article VII have been satisfied or waived but no later than three (3) days thereafter; or on such other date or place as Purchaser and Sellers may determine (the “Closing Date”).

3.3       Deliveries by Sellers.  At the Closing, Sellers shall deliver or procure delivery to Purchaser of:

(a)        one or more certificates, free and clear of all Liens, duly endorsed for transfer or accompanied by stock powers or similar instruments of transfer, representing all Acquired Equity Securities held by any Seller, in the form to be mutually agreed by the Parties in good faith prior to the Closing Date, duly executed by the applicable Sellers;

(b)        one or more certificates, free and clear of all Liens, representing all Equity Securities held by any Acquired Subsidiary;

(c)        evidence of the registration of the transfer to Purchaser of all Equity Securities held by any Seller in the Acquired Subsidiaries in the register of equity holders of the Acquired Subsidiaries;

(d)        one or more assignment and assumption agreements with respect to (i) the Contracts and Permits of Sellers included in the definition of Acquired Assets and (ii) the Assumed Liabilities,  in the form to be mutually agreed by the Parties in good faith prior to the Closing Date, duly executed by Sellers (collectively, the “Assignment and Assumption Agreements”);

(e)        one or more bills of sale, in the form to be mutually agreed by the Parties in good faith prior to the Closing Date, conveying in the aggregate all of the owned personal property of Sellers included in the Acquired Assets, duly executed by the applicable Sellers;

(f)        with respect to each parcel of real property that is part of an Owned Facility, a duly executed and acknowledged deed in the form customary for commercial transactions in the applicable jurisdiction, in proper form for recording so as to convey title to the applicable real property to Purchaser;

(g)        such customary owner’s  affidavits, corporate authority documents and other instruments as the Title Insurance Company may reasonably require to issue the Title Insurance Policies;

(h)        one or more assignment and assumption agreements in customary form satisfactory to Purchaser with respect to each of the Assumed Facility Leases, duly executed by the applicable Sellers (collectively, the “Lease Assignments”);

(i)         one or more assignments of the Acquired Intellectual Property, in the form to be mutually agreed by the Parties in good faith prior to the Closing Date and which shall be in a form acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign office, department or agency, each duly executed by the applicable Sellers (collectively, the “Intellectual Property Assignments”);

(j)         a copy of the Sale Order entered with the Bankruptcy Court;

(k)        certificates of title and title transfer documents to all titled motor vehicles;

(l)         such documentation as may be necessary to change the authorized signatories on any bank accounts transferred pursuant to Section 2.1(e) or powers of attorney relating (directly or indirectly) to the Acquired Assets;

(m)       one or more duly executed and acknowledged certificates, in the form to be mutually agreed by the Parties in good faith prior to the Closing Date, and in accordance with the applicable U.S. Treasury Regulations, certifying such facts as to establish that the transactions contemplated by this Agreement are exempt from withholding pursuant to section 1445 of the Code;

(n)        certified copies of the resolutions of each of the board of directors (or similar governing body) of Sellers authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which each Seller is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby;

(o)        copies of all approvals of Governmental Authorities and other Third Parties obtained pursuant to Sections 6.1 and 6.2 or otherwise required by Section 7.2(f);

(p)        all of the Books and Records of Sellers (except to the extent constituting an Excluded Asset);

(q)        a  draft copy of Sellers’ proposed notification and transfer plan with respect to the Permits of Sellers included in the Acquired Assets; and

(r)        a transition services agreement, which shall include, among other things, the transfer of the “Real Alloy” trademarks, between Purchaser and Real Industry, in the form to be mutually agreed by the Parties in good faith prior to the Closing Date (the “TSA”),  as duly executed by Real Industry.

3.4       Deliveries by Purchaser.  At the Closing, Purchaser will deliver to HoldCos:

(a)        the Closing Date Payment in accordance with Section 3.1;

(b)        the Assignment and Assumption Agreements duly executed by Purchaser;

(c)        the Lease Assignments duly executed by Purchaser;

(d)        the Intellectual Property Assignments duly executed by Purchaser;

(e)        certified copies of the resolutions of the board of managers or similar governing body of Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby; and

(f)        the TSA, as duly executed by Purchaser.

3.5       Form of Instruments.  To the extent that a form of any document to be delivered hereunder is not attached as an exhibit, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser and Sellers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as disclosed in the Disclosure Schedules (with specific reference to the respective Sections of this Agreement to which the information stated in the Disclosure Schedules relates),  each Seller jointly and severally represents and warrants on the Effective Date and on the Closing Date to Purchaser that the statements contained in this Article IV are true, correct and complete; provided, that (a) disclosure in any Schedule of the Disclosure Schedules shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent on the face of the Disclosure Schedules that such disclosure is applicable to such other Section notwithstanding the omission of a reference or cross-reference thereto,  (b) except as expressly set forth herein, the mere inclusion of an item in the Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) any representation or warranty made by any Seller under this Article IV with respect to Beck Aluminum (as a Target Entity, an Acquired Subsidiary or otherwise) shall be qualified by Knowledge of Sellers Regarding Beck Aluminum.

4.1       Organization; Standing.  Each Target Entity is a legal entity duly incorporated or formed (as applicable),  validly existing (where such concept is applicable) and in good standing (or the local equivalent) under the applicable Laws of its jurisdiction of incorporation or formation, has all requisite corporate or similar power and authority necessary to own, lease and operate its properties and assets and to carry on the Business as presently conducted and is qualified to do business, is in good standing (or the local equivalent) or with active status as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing, has not had and would not reasonably be expected to be material to the Target Entities taken as a whole.  All jurisdictions in which each Seller Entity is qualified to do Business and all material Permits held by each Seller Entity are set forth in Schedule 4.1.

4.2       Validity of Agreement; Power.  Subject to any necessary authorization from the Bankruptcy Court, (a) each Seller has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, (b) all Transaction Documents to which any Seller is a party have been duly and validly executed and delivered by each Seller, except such Transaction Documents that are required by the terms hereof to be executed and delivered by Sellers after the Effective Date, in which case such Transaction Documents will be duly executed and delivered by Sellers at or prior to the Closing and (c) all Transaction Documents constitute, or will constitute, as the case may be, the valid and binding agreements of Sellers, enforceable against Sellers in accordance with their terms.  The board of directors (or similar governing body) of each Seller has duly approved the Transaction Documents to which such Seller is a party and has duly authorized the execution and delivery of such Transaction Documents and the consummation of the transactions contemplated thereby.  No other corporate or organizational proceedings on the part of any Seller is necessary to approve or authorize the execution and delivery of the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated thereby.

4.3       Capitalization.  Schedule 4.3 sets forth for each Target Entity its jurisdictions of incorporation or formation, the number (or ownership percentage, as applicable) of issued and authorized Equity Securities and the owners of all of such outstanding Equity Securities.  No other Person owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity interest in any Target Entity.  Sellers own, directly or indirectly, of record and beneficially, (a) all of the Equity Securities in each of their respective Subsidiaries (other than Imsamet and Beck Aluminum), (b) 70% of the Equity Securities of Imsamet and (c) 49% of the Equity Securities of Beck Aluminum, in each case, free and clear of all Liens (except Permitted Liens) and Liabilities, and all such Equity Securities are validly issued, fully paid and non‑assessable (to the extent such concept is applicable to such Equity Securities).  There are no outstanding contractual obligations of Sellers or any Target Entities requiring the purchase, redemption or other acquisition of any equity interest in any Target Entity or requiring Sellers or any Target Entity to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of any other Target Entity except as set forth in Schedule 4.3.

4.4       Financial Statements.  Sellers have made available to Purchaser complete and correct copies of (a) the audited combined and consolidated balance sheets of RAHI as of December 31, 2016 and December 31, 2015, and the related combined and consolidated statements of operations, comprehensive income, cash flows and changes in equity for each of the two (2) years in the periods ended December 31, 2016 and December 31, 2015 (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of the Business of the Target Entities except RAIH for the one-month period ended as of January 31, 2018  (the “Latest Balance Sheet”), and the related unaudited consolidated statements of income for the one-month period ended as of January 31, 2018 (the “Unaudited Financial Statements”; and together with the Audited Financial Statements, the “Financial Statements”), true and complete copies of which are set forth in Schedule 4.4.  The Financial Statements, in all material respects, (x) have been prepared from, are in accordance with, and accurately reflect the books and records of the applicable Target Entities (except as may be indicated in the notes thereto), (y) fairly present the combined financial position and combined results of operations and cash flows of the Business of the applicable Target Entities as of the respective dates or for the respective time periods set forth therein and (z) have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of the Unaudited Financial Statements, for normal and recurring year-end adjustments).

4.5       No Conflicts or Violations.

(a)        Except as set forth in Schedule 4.5(a) and assuming that (i) the requisite Bankruptcy Court approvals are obtained (including the entry of the Sale Order), (ii) the Notices, Orders or Permits set forth in Schedule 4.5(b) are made, given or obtained, as applicable, (iii) the requirements of any Competition Laws are complied with and (iv) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which Sellers are a party and the consummation by Sellers of the transactions contemplated hereby and thereby do not and shall not conflict with, result in any breach, default or violation of, give rise to a right of modification, termination, acceleration or loss of a material benefit under, result in the creation of any Lien (except Permitted Liens) or Liability (except Assumed Liabilities), in each case, under (A) any provision of the Organizational Documents of the Target Entities, (B) any Assumed Contract or (C) any determination or Order of any Governmental Authority or Law applicable to any Target Entity or its property or assets;  provided, that, with respect to clauses (B) and (C) of this Section 4.5(a), as would not reasonably be expected to, individually or in the aggregate, be material to the Target Entities taken as a whole.

(b)        Except as set forth in Schedule 4.5(b), Sellers are not required to file, seek or obtain any Notice, Order or Permit of or with any Governmental Authority in connection with the execution, delivery and performance by the and Sellers of this Agreement or the consummation by Sellers of the transactions contemplated hereby, except (i) requisite Bankruptcy Court approvals (including the entry of the Sale Order), (ii) any filings required to be made under any Competition Laws, (iii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws or (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, is not material to the Target Entities taken as a whole.

4.6       Contracts.

(a)        Except as set forth in Schedule 4.6(a), none of the Seller Entities is a party to any:

(i)       Collective Bargaining Agreement;

(ii)      Contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis providing for base compensation in excess of $100,000 per annum that is not terminable by a Seller Entity upon notice of thirty (30) days or less for a cost of $50,000 or less; provided, that, with respect to any disclosures pertaining to any European Seller Entities to be made under this Section 4.6(a)(ii), personally identifiable information shall be redacted and the disclosed information shall be in an aggregated format;

(iii)     Contract under which a Seller Entity has borrowed any money or issued any note, indenture or other evidence of similar indebtedness or guaranteed such indebtedness of others (other than intercompany indebtedness among the Target Entities, guarantees of indebtedness of the Target Entities, endorsements for the purpose of collection or purchases of equipment or materials made under conditional sales agreements, in each case in the Ordinary Course of Business);

(iv)      lease or other Contract under which a Seller Entity is lessee of, or holds or operates any personal property owned by any Third Party, for which the annual rental exceeds $100,000 that is not terminable by such Seller Entity upon notice of sixty (60) days or less for a cost of $50,000 or less;

(v)      limited partnership agreement, limited liability company operating agreement or other joint venture agreement or other similar Contract pursuant to which any Seller has any equity interest in any Person (other than an Acquired Subsidiary);

(vi)     lease or other Contract under which a Seller Entity is lessor of or permits any Third Party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000 that is not terminable by such Seller Entity upon notice of thirty (30) days or less for a cost of $50,000 or less;

(vii)    Contracts with sales agents, dealers, distributors or joint marketing providers under which a Seller Entity has continuing obligations to jointly market any product or service;

(viii)   Contract that materially prohibits any Seller Entity from freely engaging in business anywhere in the world;

(ix)     Contract relating to any acquisition or disposition by a Target Entity of any business (whether by asset or stock purchase or otherwise) or any merger, consolidation or similar business combination transaction, in each case, pursuant to which such Target Entity has an outstanding obligation to pay any purchase price thereunder or other material obligation;

(x)       Contracts for Tax sharing, Tax indemnification, Tax allocation or similar arrangements (other than any contract or arrangement entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes);

(xi)     Contract relating to any joint venture, partnership or strategic alliance;

(xii)    Contract with any non-metal vendor pursuant to which the Seller Entities have purchased in excess of $500,000 of goods within the past twelve (12) months; or

(xiii)    Contract in writing to enter into any of the foregoing.

(b)        Except as set forth in Schedule 4.6(b), none of Sellers is a party to any master service agreements, umbrella agreements or similar agreements pursuant to which the Seller Entities have purchased goods or services valued in excess of $500,000 within the past twelve (12) months; provided, that the underlying purchase orders, sale orders or other similar documents need not be disclosed for the purposes of this Section 4.6(b).

(c)        Schedule 4.6(c) sets forth the Contracts entered into between the Seller Entities and the Significant Customers to the extent that formal Contracts exist.

(d)        Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Amounts) and except for defaults (i) that will be cured through the payment of the Cure Amounts, (ii) arising as a result of the commencement of the Chapter 11 Cases or (iii) set forth in Schedule 4.6(d), each of the Contracts listed in Schedule 4.6(a) and each of the Facility Leases is in full force and effect and is a valid, binding and enforceable obligation of the Target Entities and, to the Knowledge of Sellers, each of the other parties thereto.  Except as set forth in Schedule 4.6(d), as a result of the commencement of the Chapter 11 Cases or as would not reasonably be expected to be material to the Target Entities taken as a whole, no Target Entity, as applicable, is in material default, or is alleged in writing by the counterparty thereto to have breached or to be in material default, under any Facility Lease or Contract listed in Schedule 4.6(a), and, to the Knowledge of Sellers, the other party to each Facility Lease or each of the agreements listed in Schedule 4.6(d) is not in material default thereunder.  Sellers have made available to Purchaser, in all material respects, complete and correct copies of all agreements required to be listed in Schedule 4.6(a) and all Facility Leases, each as amended to the Effective Date.  To the Knowledge of Sellers, none of the agreements listed in Schedule 4.6(a) or any of the Facility Leases has been canceled or otherwise terminated, and no Seller has received any written Notice from any Person regarding any such cancellation or termination.

(e)        The Assumed Contracts and Excluded Contracts include all Contracts material to the operation of Sellers’ Business.  Except (i) for defaults that will be cured through the payment of the Cure Amounts, (ii) for defaults arising solely as a consequence of the commencement of the Chapter 11 Cases or (iii) as set forth in Schedule 4.6(a), no Seller has, and, to the Knowledge of Sellers, no other party to any Assumed Contract has, commenced any action against any of the parties to any Assumed Contract or given or received any written Notice of any material default or material violation under any Assumed Contract that has not been withdrawn or dismissed.

4.7       Real Property.   Each Seller Entity has good and, as applicable, marketable fee simple title to, or a valid leasehold interest in, as applicable, the Facilities set forth opposite its name in Schedule 4.7, in each case free and clear of all Liens (except Permitted Liens) and Liabilities (except Assumed Liabilities).  No material portion of the Facilities is the subject of, or affected by, condemnation or eminent domain Proceedings, or other Proceeding challenging title or the rights to such real property, currently instituted or pending.  Except as set forth in Schedule 4.7, no Person other than a Seller Entity has been granted any right to use or otherwise occupy the Facilities or any part thereof.

4.8       Title to Assets; Assets Necessary to Business.

(a)        Sellers have good and marketable title to, a valid leasehold interest in or all rights to use, all Acquired Assets, subject only to any Permitted Liens and DIP Liens and the pre-petition credit agreements, which such DIP Liens shall be released under the Sale Order.

(b)        The assets of the Target Entities are in good operating condition and repair (except ordinary wear and tear) and are fit for use in the Ordinary Course of Business.

(c)        The Acquired Assets constitute all of the assets of Sellers (including all Contracts, Permits and properties of Sellers) necessary in all material respects to conduct the Business as presently conducted.  Subject to the entry of the Sale Order, following the Closing, Purchaser shall have the right to use all of the Acquired Assets free and clear of any Liens (except Permitted Liens) and Liabilities.

(d)        Subject to Bankruptcy Court approval and the entry of the Sale Order, Sellers have the power and the right to sell, assign and transfer and, at the Closing, Sellers will sell and deliver to Purchaser, and upon consummation of the transactions contemplated by this Agreement and the other Transaction Documents, Purchaser will acquire good and marketable title to the Acquired Assets, free and clear of all Liens (except Permitted Liens) and Liabilities.

4.9       Seller Entity Facilities.  Schedule 4.9 sets forth a true, correct and complete list of all Owned Facilities and all Leased Facilities, in each case, as of the Effective Date.

4.10     Affiliate Transactions.  Except as set forth in Schedule 4.10, no Insider is a party to any Contract or transaction with any Target Entity or has any interest in the Acquired Assets or any property, real, personal or mixed, tangible or intangible, of Target Entities or owns, or licenses (whether or not to any Target Entity), any assets or properties (tangible or intangible) used in the Business or by any Target Entity or provides any service to the Business or to any Target Entity.

4.11     Permits; Compliance with Laws.

(a)        Since March 1, 2015, the Seller Entities hold all Permits and are, in all material respects, in compliance with all such Permits required for the conduct of the Business and the ownership of their properties.  Schedule 4.11(a) sets forth a list of all such Permits held by the Seller Entities.  To the Knowledge of Sellers, no  Notices have been received by any Target Entity alleging the failure to hold, or comply with the terms of, any Permit held by any Target Entity.  All Permits are in full force and effect.

(b)        The Target Entities are, and have been since March 1, 2015, in material compliance with all applicable Laws to which they are subject to and since March 1, 2015, no Target Entity has received any written Notice of any Proceeding pending or, to the Knowledge of Sellers, threatened in writing against it alleging any failure to comply with any such Laws or seeking the revocation, cancellation, suspension or adverse modification thereof.  Since March 1, 2015, no investigation by any Governmental Authority with respect to the Target Entities is pending or, to the Knowledge of Sellers, threatened in writing, and no Target Entity has received any written Notice of any such investigation.

(c)        Sellers are not required to file, seek or obtain any Notice, Order or Permit for the transfer of any Permits in connection with the execution, delivery and performance by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated hereby or as required under applicable Environmental Laws.

4.12     Intellectual Property and Information Technology Matters.

(a)        Schedule 4.12(a) sets forth a true and complete list of all domestic, foreign or multinational (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright, mask work, and design registrations and applications for registration thereof and (iv) internet domain name registrations, in each case owned by a Seller Entity and included in the Acquired Intellectual Property (collectively, the “Registered Intellectual Property”).  Each registration, filing, issuance and/or application in respect of each item of Registered Intellectual Property (w) has not been abandoned or canceled, (x) has been maintained by all requisite filings, renewals and payments, (y) remains in full force and effect and (z) is valid and enforceable.

(b)        The Target Entities are taking and have taken commercially reasonable steps to maintain the confidentiality of all material proprietary information included in the Acquired Intellectual Property, including proprietary material information held by the Target Entities as a trade secret, and to the Knowledge of Sellers, there has been no unauthorized use or disclosure of any such proprietary information.  All former and current officers, directors, employees, consultants, advisors and independent contractors of the Seller Entities (and to the Knowledge of Sellers, each of their predecessors) who have contributed to or participated in the conception or development for the Seller Entities of any Intellectual Property included in the Acquired Intellectual Property have entered into valid and binding proprietary rights agreements with the Seller Entities assigning or vesting ownership of all such Intellectual Property in such Seller Entity.

(c)        Except as set forth in Schedule 4.12(c), (i) to the Knowledge of Sellers, no Target Entity is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any other Person, (ii) no Proceedings are pending, or have to the Knowledge of Sellers been threatened, during the three (3) years prior to the Effective Date, alleging that any Target Entity has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person (including any written notice or other communication inviting any Target Entity to license any Intellectual Property rights of any Person) and (iii) to the Knowledge of Sellers, no Person is infringing, misappropriating, diluting or otherwise violating any rights of the Target Entities in any Acquired Intellectual Property.

(d)        To the Knowledge of Sellers, the Target Entities have taken commercially reasonable actions, consistent with current industry standards, to safeguard the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.  To the Knowledge of Sellers, no Person has gained unauthorized access to the IT Assets during the three (3) years prior to the Effective Date in a manner which resulted in unauthorized access to, or the modification, misappropriation, corruption, or encryption of, any material information contained therein.  To the Knowledge of Sellers, the IT Assets have not materially malfunctioned or failed during the three (3) years, prior to the Effective Date.

4.13     Environmental Matters.

(a)        Each Target Entity is, in all material respects, in compliance with all Environmental Laws, which compliance has included obtaining and complying, in all material respects, at all times with all Permits required pursuant to Environmental Laws.

(b)        No Target Entity nor any predecessor or Affiliate of the Target Entities has, since January 1, 2015, received any Notice, report or other information from any Governmental Authority or Third Party regarding any actual or alleged violation of, or any Liabilities (including any investigatory, remedial or corrective obligation) under, Environmental Laws.

(c)        There are no pending actions, claims or lawsuits which have been asserted or instituted against the Target Entities alleging any actual or alleged violation of any Environmental Law, or responsibility for the disposal, release or threatened release at any location of any Hazardous Substances.

(d)        No Target Entity nor any predecessor or Affiliate of the Target Entities has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Substances, at any location or owned or operated any property or Facility contaminated by any Hazardous Substances, in a manner so as to give rise to any current or future material Liabilities pursuant to any Environmental Laws.

(e)        No Target Entity nor any predecessor or Affiliate of the Target Entities has manufactured, produced, sold, marketed, installed or distributed products or items containing Hazardous Substances so as to give rise to any current or future material Liabilities with respect to the presence or alleged presence of Hazardous Substances in any such products or items pursuant to any Environmental Laws.

(f)        The Target Entities have provided to Purchaser true and correct copies of all environmental audits, reports and other documents (including Phase I and Phase II environment site assessments) materially bearing on environmental, human health and safety matters relating to the past or current operations of the Business and properties or Facilities of the Target Entities.

4.14     Employee Benefits and Labor Matters.

(a)        Schedule 4.14(a) sets forth a complete and correct list of all Employee Benefit Plans that are sponsored, maintained or contributed by the Seller Entities for or on behalf of any of any current or former Employees, directors or officers, including any dependents or beneficiaries thereof and each Employee Benefit Plan in which any current Employees participate (each, a  “Sellers Employee Benefit Plan”).

(b)        Since January 1, 2015,  no Seller nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability or potential Liability under or with respect to (i) any “defined benefit plan” as defined in section 3(35) of ERISA or any other plan subject to the funding requirements of section 412 of the Code or section 302 of title IV of ERISA, (ii) Multiemployer Plan, (iii) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (except health continuation coverage required by COBRA), (iv) “multiple employer welfare arrangement” (as such term is defined in section 3(40) of ERISA) or  (v) any “multiple employer plan” within the meaning of 210 of ERISA or section 413(c) of the Code.  No Seller or ERISA Affiliate has incurred any Liability due to a complete or partial withdrawal (as described in section 4201 of ERISA) from any Multiemployer Plan. No Acquired Assets are or would be subject to any lien associated with any Employee Benefit Plan under ERISA, the Code or other applicable Law.

(c)        Each Assumed Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with its terms and the terms of any applicable Collective Bargaining Agreement and substantially complies in form and in operation in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws.  Each Sellers Employee Benefit Plan intended to qualify under section 401(a) of the Code is so qualified and has either received or is entitled to rely upon a favorable determination letter or opinion letter from the IRS with respect to such Sellers Employee Benefit Plan as to its qualified status under the Code.

(d)        Sellers have delivered, in all material respects, to Purchaser complete and correct copies of the plan documents and summary plan descriptions, and, where applicable, the most recent determination letter received from the IRS, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each Assumed Employee Benefit Plan.

(e)        There are no pending actions, claims or lawsuits which have been asserted or instituted against the Sellers Employee Benefit Plans or the International Plans or the Target Entities with respect to the operation of such plans (other than routine benefit claims).

(f)        None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under section 280G of the Code.  No Target Entity has any indemnity obligation on or after the Closing Date for any Taxes imposed under section 4999 or 409A of the Code.

(g)        Schedule 4.14(g) lists each International Plan (other than those International Plans sponsored, maintained or contributed to by Beck Aluminum and other than those International Plans that are mandated by applicable Law).  With respect to each International Plan, except as would not, individually or in the aggregate, be material to the applicable Acquired Subsidiary that sponsors, maintains or contributes to such International Plan, (i) all employer and employee contributions to each International Plan required by Law or by the terms of such International Plan have been made, or, if applicable, accrued in accordance with normal accounting practices and a pro rata contribution for the period prior to and including the Effective Date has been made or accrued and (ii) where employees outside the United States may be subject to statutory social insurance schemes or similar government-sponsored social insurance programs, (A) the Acquired Subsidiaries have registered their employees within these programs and correctly classified them and,  (B) without limiting other provisions set forth in this Agreement, all employer and employee contributions to such programs have been made.  No Acquired Subsidiary is or has at any time been the employer, or “connected with” or an “associate of” (as those terms are used in the UK Pensions Act 2004) the employer of a UK defined benefit pension plan.  No Employee ordinarily working in the UK has the right as a result of a transfer pursuant to the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 to any retirement benefits payable on or after the Closing Date calculated on a defined benefit basis.

(h)        Each International Plan which provides for pension, retirement, life insurance, death or disability arrangements (the “Pension Commitments”) has been made and, where applicable, changed, amended, replaced, closed or terminated, in material compliance with all applicable requirements of all applicable laws, including anti-discrimination laws, and has been administered in all material respects in accordance with their terms and such laws, including tax laws and all material obligations under or in connection with the Pension Commitments, including pension contributions and obligations arising by operation of law that become due before the

Closing Date, have been fulfilled by the Seller Entities.  Except as disclosed in Schedule 4.14(h), all future obligations under or in connection with the Pension Commitments, including obligations arising by operation of law, appertaining to periods until the Closing Date are either (i) fully funded or (ii) the Seller Entities have set aside book reserves for pension liabilities, in each case according to the requirements established by Law and the Pension Commitments based on the most recent actuarial data.  In the past all pensions provided by the Seller Entities have been – to the extent required by Law or contractual provisions, adjusted regularly, and no backlog adjustments are required to be made for periods prior to the Closing Date.

(i)         Except as disclosed in Schedule 4.14(i), (i) no Seller Entity is a party to, or bound by, any Collective Bargaining Agreement or other agreement with a labor organization representing any of the Employees, (ii) since January 1, 2015, there has not been any pending or, to the Knowledge of Sellers, threatened strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute substantially affecting a Seller Entity or any of the Employees, (iii) no labor organization, union, or group of employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed, with a labor relations tribunal in any applicable jurisdiction with respect to any Employees, (iv) there have been no organizing activities with respect to any Employees not subject to the Collective Bargaining Agreements disclosed herewith; (v) there are no unfair labor practice charges, labor arbitrations, or labor grievances pending, or, to the Knowledge of Sellers, threatened, against any of the Seller Entities with respect to Employees and (vi) there are no charges, complaints, suits, audits, investigations, proceedings or other actions by or before any Government Authorities pending or, to the Knowledge of Sellers, threatened against the Seller Entities alleging breach or violation of any labor or employment Law or Contract.

(j)         Each of the Target Entities is in material compliance with all applicable Laws and Contracts relating to labor and employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, overtime, worker classification, civil rights, discrimination, immigration, collective bargaining, disability rights or benefits, leaves of absence, equal pay, the collection and payment of withholding or social security Taxes and any similar Tax, layoffs and terminations, and the WARN Act and any similar state or local Law.

(k)        Sellers have provided Purchaser with a complete and accurate census of all Business Employees (as defined in Section 9.1(a)) by job position or title, employing Seller Entity, principal work location, status as exempt or non-exempt under applicable wage and hour laws, base salary or hourly rate, as applicable, and other compensation opportunities.  The Seller Entities maintain complete and accurate Form I-9s and other documentation required to be maintained under applicable immigration laws for all such Business Employees.

4.15     Bank Accounts Schedule.  Schedule 4.15 lists all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for the Seller Entities.

4.16     Taxes.

(a)        Each Target Entity has duly and timely filed all material Tax Returns, including with respect to its income, that it was required to file, and all such filed Tax Returns were true, correct and complete in all material respects.  All Taxes owed by the Target Entities and all Taxes with respect to the Acquired Assets (in each case, whether or not shown on any Tax Return) have been paid in all material respects.  No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Target Entities do not file Tax Returns that the Target Entities or the Business is or may be subject to taxation by that jurisdiction.  To the Knowledge of Sellers, there is no audit, dispute, claim or controversy concerning any Tax Liability or Tax Return of Target Entities or with respect to the Business in progress, pending, claimed, threatened or raised orally or in writing by any taxing authority.

(b)        No Target Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)        No Seller Entity is party to any Tax sharing, Tax allocation or Tax indemnity agreement, except for (i) any such agreement solely between the Seller Entities or (ii) customary gross-up or indemnification provisions in commercial agreements entered into in the Ordinary Course of Business, the primary subject matter of which is not related to Taxes.

(d)        No Target Entity has participated in any “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b).

(e)        None of the Acquired Subsidiaries has a permanent establishment (within the meaning of the Code or applicable Tax treaty) or otherwise has an office or fixed place of business, or any other connection that has subjected or could reasonably be expected to have subjected it to Tax, in a country other than the country in which it is organized.

(f)        The Target Entities are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Target Entities.  All related party transactions involving any of the Acquired Subsidiaries are and have been at arm’s length in compliance with section 482 of the Code, the Treasury Regulations promulgated thereunder, and any similar provision of state, local or foreign Law.

(g)        Except as set forth in Schedule 4.16(g), none of the Acquired Subsidiaries (i) holds material assets on the Closing Date which constitute “United States property” within the meaning of section 956 of the Code or (ii) has generated a material amount of “subpart F income” (within the meaning of section 952 of the Code) in the taxable period which includes the Closing Date.

(h)        None of the Acquired Subsidiaries has participated in or is participating in an international boycott within the meaning of section 999 of the Code.

(i)         The taxable year of each Acquired Subsidiary (as determined under section 898 of the Code) which includes the Closing Date began on or after January 1, 2018.

(j)         Each of Imsamet and, to the Knowledge of Sellers, Beck Aluminum are classified as partnerships for U.S. federal income tax purposes and neither entity has made an election under section 7701 of the Code and the related Treasury Regulations to be classified as a corporation.

4.17     Brokers.  Except as set forth in Schedule 4.17, there is no investment banker, broker, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, the Target Entities and is entitled to a fee or commission in connection with the transactions contemplated by this Agreement from the Target Entities.

4.18     Customers, Vendors and Suppliers.  Schedule 4.18 sets forth a complete and accurate list of all Significant Customers and Significant Vendors/Suppliers.  “Significant Customers” are: (a) the ten (10) customers that have purchased the most, in terms of dollar value and volume, products or services sold by the Seller Entities during the year ended December 31, 2016; and (b) the ten (10) customers that have purchased the most, in terms of dollar value and volume, products or services sold by the Seller Entities during the twelve month period ended December 31, 2017.  “Significant Vendors/Suppliers” are: (i) the ten (10) vendors and/or suppliers that have sold the most, in terms of dollar value and volume, products or services to the Target Entities during the year ended December 31, 2016 or (ii) the ten (10) vendors and/or suppliers that are expected to sell the most, in terms of dollar value and volume, products or services to the Target Entities during the 2017 fiscal year.  Except as set forth in Schedule 4.18, true, correct and complete copies of all material written Contracts with Significant Customers and Significant Vendors/Suppliers have been provided to Purchaser.  Since the date of the Latest Balance Sheet, no Significant Customer or Significant Vendor/Supplier has given any Target Entity written Notice terminating, canceling or reducing, or threatening to terminate, cancel or reduce, any Contract or relationship with such Target Entity.  Since January 1, 2018, except as set forth in Schedule 4.18, no Significant Customer:  (x) has notified in writing any Target Entity that the same no longer meets such Significant Customer’s quality specifications or any certification requirements imposed upon the Target Entities or (y) has threatened in writing to terminate such Significant Customer’s Contract or relationship with such Target Entity.  Except as set forth in Schedule 4.18, since the date of the Latest Balance Sheet, no Significant Customer or Significant Vendor/Supplier has proposed in writing, or given any Target Entity written Notice of its intention to propose, any price structure changes or any other changes to any Contract with such Target Entity, nor, to the Knowledge of Sellers, does any Significant Customer or Significant Vendor/Supplier intend to propose a change to the price structure of any such Contract or any other change to any such Contract.  For purposes of this Section 4.18, the term Significant Vendors/Suppliers excludes lessors, insurance providers, utilities and professional service providers (including subcontractors who provide services under vendor managed service agreements and auditors and attorneys).

4.19     Accounts Receivable.  Sellers have made available to Purchaser a materially complete and accurate list, subject to contractual adjustments, as of the date of the Latest Balance Sheet, of the Accounts Receivable, including an aging of all Accounts Receivable showing amounts due in 30-day aging categories.  Sellers have provided reserves for Accounts Receivable (the “Seller Reserves”) in accordance with GAAP and Sellers’ accounting policies as consistently applied in the Ordinary Course of Business by Sellers, in all material respects.  On the Closing Date, Sellers will deliver to Purchaser a materially complete and accurate list, as of a date within five (5) days of the Closing Date, of the Accounts Receivable.  All Accounts Receivable represent valid obligations arising from bona fide business transactions in the Ordinary Course of Business and do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.  Subject to Seller Reserves, there is no pending or, to the Knowledge of Sellers, threatened contest, claim, counterclaim, defense or right of set-off under any Contract or otherwise with any obligor of any Account Receivable relating to the amount or validity of such Accounts Receivable.

4.20     Inventory.  All Inventory is in good and merchantable quality and is usable or saleable in the Ordinary Course of Business and, in all material respects, none of it is slow moving, obsolete, materially damaged or materially defective, except for those items the value of which has been reduced in accordance with GAAP and Sellers’ Inventory policies consistently applied, less reserves for obsolescence.

4.21     Absence of Undisclosed Liabilities.  Except as set forth in Schedule 4.21, the Target Entities do not have any Liabilities except (a) Liabilities reflected on the liabilities side of the Latest Balance Sheet, (b) Liabilities that have arisen after the date of the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a material Liability for breach of warranty, malpractice, tort or infringement or a claim or lawsuit relating to a breach of an Environmental Law), (c) Liabilities that are or will be Excluded Liabilities and (d) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

4.22     Absence of Certain Developments.  Since the date of the Latest Balance Sheet, the Target Entities have conducted their business in the Ordinary Course of Business and there has been no Material Adverse Effect except that the applicable Target Entities are insolvent and/or have filed the Chapter 11 Cases.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers on the Effective Date and on the Closing Date that the statements contained in this Article V are correct and complete.

5.1       Organization; Standing.  Purchaser is a limited liability company validly existing and in good standing under the Laws of the State of Delaware and, subject to any necessary authorization from the Bankruptcy Court, Purchaser has the full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

5.2       Authority.  The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser and do not and will not violate any provisions of its Organizational Documents, any applicable Law or any Contract or Order binding upon Purchaser.  This Agreement constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors’ rights generally from time to time in effect, and to general equitable principles.

5.3       Consents.  No notice to, filing with, authorization of, exemption by or consent (except the approval of the Bankruptcy Court) of any Person is required in order for Purchaser to consummate the transactions contemplated hereby.

5.4       Financing.  Purchaser shall have at the Closing sufficient cash or other sources of immediately available funds for the payment of the Closing Date Payment on the Closing Date (assuming the satisfaction in full of all conditions to funding and the conditions set forth in Sections 7.1 and 7.2).

5.5       Brokers.  Purchaser has not incurred or contractually agreed to pay any Liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby.

ARTICLE VI

PRE-CLOSING COVENANTS

6.1       Regulatory Approvals; Competition Laws.

(a)        Subject to the terms and conditions of this Agreement, Purchaser and Sellers shall use commercially reasonable efforts take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under Law to consummate the transactions contemplated by this Agreement by avoiding and eliminating every impediment under any applicable Law, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, Notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all Permits required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”).

(b)        Each of Sellers and Purchaser shall, as promptly as practicable, submit the filings required by the Competition Laws with respect to the transactions contemplated hereby.  Each of Sellers and Purchaser shall (and shall cause their respective Affiliates to) furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the Competition Laws, and will provide any supplemental information requested by any Governmental Authority in connection with those filings as promptly as practicable.  Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable to comply as reasonably promptly as practicable with any requests made for any additional information in connection with such filings.  Sellers shall be responsible for all filing fees payable in connection with such filings and incurred prior to the Closing, and Purchaser shall be responsible for all filing fees payable in connection with such filings and incurred following the Closing.  Each of Sellers and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable to reasonably promptly obtain the clearances required under the Competition Laws for the consummation of this Agreement and the transactions contemplated hereby and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority and will comply promptly with any such inquiry or request.

(c)        The Parties commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the Competition Laws at the earliest practicable dates.  Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Authorities and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Authorities and the content of any such contacts or presentations.  Neither Sellers nor Purchaser will participate in any meeting or discussion with any Governmental Authority with respect of any such filings, applications, investigation or other inquiry without giving the other Parties prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authorities, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Purchaser or Sellers, will be limited to outside antitrust counsel only).  Purchaser and Sellers will have the right to review (subject to appropriate redactions for confidentiality and attorney-client privilege concerns) the content of any presentations, white papers or other written materials to be submitted to any Governmental Authority in advance of any such submission.  Notwithstanding the foregoing, any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 6.1(c) as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside counsel of the recipient Party, and the recipient Party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other representatives of the recipient Party, unless express written permission is obtained in advance from the source of the materials.

(d)        In the event of any Proceeding commenced (or threatened to be instituted) by a Governmental Authority or other Third Party challenging the transactions contemplated by this Agreement under applicable Competition Laws, subject to its obligations under this Section 6.1, Purchaser shall be entitled to direct and control all communications, strategy and defense of such Proceeding, including all negotiations with any such Governmental Authority or other Third Party challenging the transactions under this Agreement.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be required to offer or commit to sell, divest, transfer, license or make any other disposition of any pre-Closing assets or businesses of Purchaser or any of its Affiliates (or any equity interests held by Purchaser or any of its Affiliates prior to the Closing in entities with assets or businesses).

6.2       Consents; Cooperation.

(a)        Consents.  Except with respect to Regulatory Approvals (which are addressed in Section 6.1), Sellers shall use commercially reasonable efforts (i) to obtain, or, if applicable, cause the other Target Entities to obtain, all necessary consents and approvals, as reasonably requested by Purchaser, to consummate the purchase and sale of the Acquired Assets (including the Assumed Contracts and Permits held by the Target Entities) and the assignment of the Assumed Liabilities, together with any other necessary consents and approvals to consummate the transactions contemplated hereby, including obtaining entry of the Bidding Procedures Order and Sale Order and (ii) to make, as reasonably requested by Purchaser, all filings, applications, statements and reports to all authorities that are required to be made prior to the Closing Date by or on behalf of Sellers or any of their Affiliates pursuant to any applicable Law in connection with this Agreement and the transactions contemplated hereby.  Purchaser shall give any other notices to, make any other filings with, and use commercially reasonable efforts to cooperate with Sellers, or, if applicable, with other Target Entities, to obtain, any other authorizations, consents and approvals in connection with the matters contemplated by this Section 6.2(a).

(b)        Cooperation.  To the extent that the assignment or transfer to Purchaser of any Acquired Assets pursuant to this Agreement is not permitted without the consent of a Third Party and such restriction cannot be effectively overridden or canceled by the Sale Order or other related Order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment of or an undertaking or attempt to assign such Acquired Asset or any right or interest therein unless and until such consent is obtained; provided, that, if any such consents are not obtained prior to the Closing Date, Seller purporting to make such transfer shall use commercially reasonable efforts to cooperate with Purchaser in any reasonable and lawful arrangement (including holding such Acquired Assets in trust for Purchaser or its Affiliates, as applicable, pending receipt of the required consent) mutually acceptable to such Seller and Purchaser, from and after the Closing Date and until the earlier to occur of (i) the date on which such applicable consent is obtained and (ii) the date on which such Seller liquidates and ceases to exist, pursuant to which (A) such Seller shall provide to Purchaser or its Affiliates, as applicable, the benefits under such Acquired Assets, (B) such Seller shall enforce for the account of Purchaser or its Affiliates, as applicable, any rights of such Seller under such Acquired Assets (including the right to elect to terminate any Contracts in accordance with the terms thereof upon the direction of Purchaser) and (C) that Purchaser shall be responsible for performing all obligations under such Acquired Assets, as applicable, required to be performed by such Seller to the extent that if such Acquired Assets were acquired by Purchaser as of the Closing Date the obligations thereunder would have constituted an Assumed Liability.

6.3       Access to Information and Facilities.  Each Seller agrees to, prior to the Closing Date, provide Purchaser and its respective representatives (a) full access to the senior management team and other key senior employees of the Target Entities, as requested by Purchaser and, upon reasonable notice and so long as such access does not unreasonably interfere with the business operations of the Target Entities and (b) reasonable access during normal business hours to all Facilities of the Target Entities.  Each Seller agrees to allow Purchaser to make (c) such reasonable investigation of the properties, businesses and operations of the Target Entities (including conducting a physical inventory of the Inventory of the Target Entities and maintaining a consultant on-site at the applicable Facilities during normal business hours and conducting or conducting a survey at the applicable Facilities, but excluding any intrusive investigation of the properties such as collection or sampling of soil, groundwater, building materials, and vapor) and (d) such examination of the Books and Records of the Target Entities, as Purchaser reasonably requests and to make extracts and copies to the extent necessary of the Books and Records of the Target Entities;  provided,  that no investigation pursuant to this Section 6.3 shall affect any representations or warranties made in this Agreement or the conditions to the obligations of the respective Parties to consummate the transactions contemplated by this Agreement.

6.4       Conduct of the Business Pending the Closing.  Except as otherwise expressly contemplated by this Agreement, with the prior written consent of Purchaser or except as described in Schedule 6.4, and subject in all cases to Sellers’ compliance with the prohibitions and restrictions of each of the Bankruptcy Code, any Orders entered by the Bankruptcy Court and the Approved Budget, from the Effective Date until the Closing Date, each Seller shall, and if applicable, each Seller shall cause the other Target Entities to:

(a)        conduct the Business in the Ordinary Course of Business;

(b)        not authorize, declare or pay any dividends on or make any distribution with respect to its outstanding Equity Securities (whether in cash, assets, stock or other securities);

(c)        not reclassify, combine, split, subdivide, redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Securities, or make any other change with respect to its capital structure;

(d)        not issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any of its Equity Securities or other ownership interest in any Target Entity or any securities convertible into or exchangeable for any such Equity Securities or with respect to any such Equity Securities, ownership interests or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan;

(e)        use best efforts to preserve intact the Business, to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any other Persons with whom or with which it has business relations;

(f)        not, except as required by applicable Law or as set forth in this Agreement, (i) grant or announce any stock option, equity or incentive awards or,  except as consistent with past practices, promotions increase in the salaries, bonuses or other compensation and benefits payable by the Target Entities to any of the Employees, directors or other service providers of the Business,  (ii) except as required to ensure that any Sellers Employee Benefit Plan or International Plan is not then out of compliance with applicable Law or the renewal of any existing Employee Benefit Plan that is a “welfare plan” (as such term is defined in section 3(1) of ERISA) on substantially similar or other market terms and in the Ordinary Course of Business, enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing, Employee Benefit Plan, International Plan or any Collective Bargaining Agreement or (iii) enter into any Collective Bargaining Agreement or other Contract of the Target Entities with any labor organization;

(g)        not hire, layoff, terminate or increase the compensation or benefits payable or to become payable to any director, officer or other senior management member of the Target Entities;  provided, that,  the prior written consent of Purchaser with respect to any conduct under this Section 6.4(g) shall not be unreasonably withheld;

(h)        not change in any material respect any financial accounting or cash management practices, policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(i)         not adopt any amendments to its Organizational Documents;

(j)         not form, organize, incorporate or otherwise create any new Subsidiary;

(k)        other than in the Ordinary Course of Business, (i) not incur, assume, guarantee, prepay or otherwise become liable for, or modify in any material respect the terms of, any Indebtedness for borrowed money, (ii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise), any properties or assets of the Target Entities used in the Business, except (A) pursuant to existing Contracts in effect prior to the Effective Date, (B) as may be required by applicable Law or any Governmental Authority in order to permit or facilitate the consummation of the transactions contemplated by this Agreement and (C) dispositions of obsolete equipment and Inventory in the Ordinary Course of Business;

(l)         not fail to pay any Tax that is set forth in the Approved Budget on or before the date when it becomes due and payable;

(m)       with respect to the applicable Acquired Subsidiaries and except as otherwise required by applicable Law, not (i) make or change any material Tax election, (ii) file any material amended Tax Return, (iii) settle or compromise any audit, dispute, claim or controversy relating to a material amount of Taxes, (iv) agree to an extension or waiver of the statute of limitations with respect to material Taxes or (v) surrender any right to claim a material Tax refund;

(n)        not modify, amend, terminate or waive any rights under any Contract disclosed in Schedule 4.6(a), or any Contract that would be required to be disclosed in Schedule 4.6(a) if in effect on the Effective Date;

(o)        not enter into any material Contract of the Target Entities except in the Ordinary Course of Business, or terminate or reject (whether pursuant to section 365 of the Bankruptcy Code or otherwise) any material Contract of the Target Entities;  provided, that Contracts involving less than $500,000 per annum shall not be deemed “material Contracts” for the purposes of this Section 6.4(o);

(p)        not (i) sell, transfer or otherwise dispose of, encumber, or take or fail to take any action that would reasonably be expected to result in, any loss, lapse, abandonment, expiration, invalidity or unenforceability of, any Acquired Intellectual Property or (ii) enter into any Contract with any other Person that limits or restricts the ability of the Target Entities to conduct certain activities or use or dispose of certain assets (including any Acquired Intellectual Property);

(q)        not enter into, amend, waive or terminate (except terminations in accordance with their terms) any transaction with any Insider;

(r)        not enter into any new line of business or discontinue any line of business;

(s)        not settle, pay or discharge any litigation, investigation, arbitration, Proceeding or other claim, Liability or obligation (absolute, accrued, asserted or unasserted,

contingent or otherwise) greater than $100,000, excluding any amounts which may be paid under existing insurance policies;

(t)         not acquire (including by merger, consolidation, or acquisition of Equity Securities or assets) or make any investment in any interest in any corporation, partnership, limited liability company, association, trust or any other entity, group (as such term is used in section 13 of the Exchange Act) or organization (including a Governmental Authority), or any division thereof or any assets thereof;

(u)        subject any portion of the Acquired Assets that is material to the Target Entities taken as a whole to any Lien, except for Permitted Liens;

(v)        with respect to Permits that are valid and in full force and effect as of the Effective Date (i) take any action that jeopardizes the validity of or results in the revocation, surrender or forfeiture of, any such Permits necessary or desirable for the continued operation of the Business, (ii) fail to use commercially reasonable efforts to prosecute with due diligence any pending applications with respect to such Permits, including any renewals thereof,  (iii) with respect to such Permits, fail to make all filings and reports and pay all fees necessary or reasonably appropriate for the continued operation of the business of Sellers, as and when such approvals, consents, Permits, licenses, filings, or reports or other authorizations are necessary or appropriate or (iv) fail to initiate appropriate steps to renew any such Permits held by Sellers that are scheduled to terminate prior to or within thirty (30) days after the Closing Date or to prosecute any pending applications for any Permit;

(w)       make, commit to make or incur any Liability for capital expenditures except to the extent permitted by the DIP Documents (as defined in the DIP Order) or the DIP Budget;

(x)        cause a Termination Event (as defined in the DIP Order); and

(y)        not agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

6.5       Notification of Certain Matters.

(a)        Sellers shall give prompt written notice (which shall in no event be later than twenty-four (24) hours of any Seller Entity learning of any relevant facts or circumstances to Purchaser and counsel to the Committee of (i) the occurrence or nonoccurrence of any event that would be likely to cause either (A) any representation or warranty of any Seller contained in this Agreement, or in connection with the transactions contemplated hereunder, to be untrue or inaccurate in any material respect at any time from the Effective Date to the Closing or (B) directly or indirectly, any Material Adverse Effect, (ii) any material failure of Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any notice or other communication from any Governmental Authority (other than the Chapter 11 Cases) related to or in connection with the transactions contemplated by this Agreement.

(b)        Sellers shall add Purchaser and Purchaser’s counsel to Sellers’ so-called “Rule 2002 notice list” and otherwise provide notice to Purchaser of all matters that are required to be served on Sellers’ creditors pursuant to the Bankruptcy Code and the Bankruptcy Rules.

6.6       Bankruptcy Actions.

(a)        Subject to the fulfillment or waiver of the conditions set forth in Sections 7.1 and 7.3, Sellers shall consummate the Closing as soon as practicable after the approval of the Sale Order.

(b)        To the extent reasonably practicable, Sellers will provide Purchaser with a reasonable opportunity to review and comment upon all motions, applications, petitions, schedules and supporting papers relating to the transactions contemplated by this Agreement prepared by Sellers (including forms of Orders and notices to interested parties) prior to the filing thereof in the Chapter 11 Cases.  All motions, applications, petitions, schedules and supporting papers prepared by Sellers and relating to the transactions contemplated by this Agreement to be filed on behalf of Sellers after the Effective Date must be reasonably satisfactory in form and substance to Purchaser.

(c)        Sellers shall promptly, or, if applicable, cause the other Target Entities to promptly, take such actions as are reasonably requested by Purchaser to assist in obtaining entry of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of providing necessary assurances of performance by Sellers of their obligations under this Agreement and the Transaction Documents and demonstrating that Purchaser is a good faith buyer under section 363(m) of the Bankruptcy Code.

(d)        Sellers shall, or, if applicable, cause the other Target Entities to, execute such documents and use their commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.  Sellers shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Sections 7.1 and 7.2.

6.7       Other Bids.  Pursuant to the terms of the Bidding Procedures Order, HoldCo will solicit bids from other prospective purchasers for the sale of all or substantially all of the Acquired Assets in accordance with the procedures set forth in the Bidding Procedures Order.

6.8       Other Bankruptcy Matters.

(a)        Sellers and Purchaser acknowledge that this Agreement and the sale of the Acquired Assets and the assumption and assignment of the Assumed Contracts are subject to Bankruptcy Court approval.  Sellers and Purchaser acknowledge that (i) to obtain such approval, Sellers must demonstrate that they have taken reasonable steps to obtain the highest and otherwise best offer possible for the Acquired Assets, and that such demonstration shall include giving notice of the transactions contemplated by this Agreement to creditors and interested parties as ordered by the Bankruptcy Court and (ii) Purchaser must provide adequate assurance of future performance under the to-be-assigned Assumed Contracts.

(b)        In the event an appeal is taken or a stay pending appeal is requested, from the Sale Order, Sellers shall immediately notify Purchaser of such appeal or stay request and shall promptly provide to Purchaser a copy of the related notice of appeal or Order of stay.  Sellers shall also provide Purchaser with written notice of any motion or application filed in connection with any appeal from the Sale Order.

(c)        From and after the Effective Date, Sellers shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of Bidding Procedures Order.

(d)        On or before the date that is thirty (30) calendar days following the Closing Date (unless extended with the written consent of Sellers, Purchaser and the Committee), Sellers shall cause the Chapter 11 Cases to be dismissed through a structured dismissal pursuant to an order of the Bankruptcy Court that affirms the continuing effect of the DIP Order and the Sale Order and is otherwise acceptable to Purchaser.

6.9       Financing Cooperation.  From the Effective Date and ending at the earlier of (a) the Closing Date and (b) termination of this Agreement pursuant to Section 8.1, Sellers shall, and shall cause the other Target Entities to, cooperate and shall use reasonable best efforts to cause the respective officers, employees, auditors and advisors, including legal and accounting, of the Target Entities to provide to Purchaser and its financing sources such reasonable cooperation in connection with the arrangement of the Financing as is customary and may be reasonably requested by Purchaser or its financing sources, including:  (i) upon reasonable notice, using reasonable best efforts to cause senior management of the Target Entities participate in a reasonable number of meetings, due diligence sessions and presentations with prospective lenders and ratings agencies; (ii) assisting with the preparation of materials for ratings agency presentations, bank information memoranda and similar documents reasonably necessary in connection with the Financing; (iii) using reasonable best efforts to cause senior management of the Target Entities to assist in the preparation, execution and delivery of the Financing Documents; (iv) furnishing to Purchaser and its financing sources information related to the Target Entities required by Governmental Authorities under applicable “know your customer” and anti-money laundering Laws, including the PATRIOT Act; (v) informing Purchaser, as promptly as reasonably practicable, if any Target Entities shall have knowledge of any facts that would likely require the restatement of any Financial Statements in order for such Financial Statements to comply with GAAP; (vi) taking all actions as may be required or reasonably requested by Purchaser or its financing sources in connection with the delivery of payoff letters and the release of any Liens securing Indebtedness and furnish evidence of such release in a form reasonably satisfactory to Purchaser and its financing sources; (vii) taking all commercially reasonable corporate actions of the Target Entities, subject to the occurrence of the Closing, reasonably requested by Purchaser that are necessary or customary to permit the consummation of the Financing, and to permit the proceeds thereof, together with immediately available funds of the Target Entities at the Closing, to be made available on the Closing Date to consummate the transactions contemplated by this Agreement; (viii) facilitating the execution and delivery, reasonably prior to the Closing Date (but effective only after the consummation of the Closing), of agreements, documents and certificates that facilitate the creation, perfection or enforcement of Liens securing the Financing, including originals of all certificated Equity Securities of the Target Entities (with transfer powers executed in blank), pledge agreements, as are reasonably requested by Purchaser or its financing sources; (ix) using reasonable best efforts to cause the Target Entities’ auditors to provide, consistent with customary practice, reasonable assistance in the preparation of the pro forma financial statements included in the Required Financial Information; and (x) using reasonable best efforts to furnish Purchaser and its financing sources reasonably promptly with the Required Financial Information and such other financial and other pertinent information regarding the Target Entities as may be reasonably requested by Purchaser in connection with consummation of the Financing.

6.10     Further Assurances.  From time to time prior to and after the Closing and without further consideration, (a) HoldCos shall or, if applicable, shall cause the other Target Entities to, execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate (or prepare to consummate) more effectively the purchase and sale of the Acquired Assets as contemplated hereby, to vest in Purchaser title to the Acquired Assets transferred hereunder and to permit Purchaser to perfect, record or protect its interests in the Acquired Assets or, to otherwise more fully consummate the transactions contemplated by this Agreement and (b) Purchaser, upon the reasonable request of either HoldCo, shall execute and deliver such documents and instruments of contract or lease assumption as such HoldCo may reasonably request in order to confirm Purchaser’s Liability for the Assumed Liabilities or otherwise to more fully consummate the transactions contemplated by this Agreement.  Either HoldCo shall provide notice of the transactions contemplated by this Agreement and the Chapter 11 Cases to all parties entitled to such notice.

6.11     Insurance.  Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that the Continuing Employees shall have the right to make claims under the insurance policies of the Target Entities to the extent such claims are based on facts, circumstances, occurrences, acts or omissions that first occurred prior to the Closing.  Each Seller agrees to cooperate with Purchaser with respect to providing (a) prompt written notice of any claims asserted under any insurance policy in which a Target Entity is a named insured and (b) the necessary information, assistance and cooperation to Purchaser or any other Third Parties in connection with the defense of any such claims.

6.12     Release of Purchased Causes of Action.  Effective as of the Closing, Purchaser shall be deemed to have released any and all Purchased Causes of Action against: (a) the DIP Secured Parties, the Prepetition Secured Parties, Purchaser, or any parent, subsidiary, or Affiliate thereof (in their capacities as such), and their respective directors, officers, members, partners, shareholders, investment managers, managers, attorneys, advisors, and/or other professionals (in their capacities as such); (b) the Released Sellers Parties; (c) the Committee and its current and former members (and each of such current or former members’ employees, officers, directors, shareholders and agents (in their capacities as such)), and each of the attorneys, advisors, and/or other professionals of the Committee and its current and former members (in each case, in their capacities as such); and (d) all Avoidance Actions against Sellers’ vendors, suppliers and/or other trade creditors (but for the avoidance of doubt, Purchaser reserves and does not release any Purchased Causes of Action with respect to setoff rights, contractual claims, and/or other claims and causes of action arising from the business relationship between such Persons and (i) prior to Closing, Sellers, and (ii) at or after the Closing, Purchaser) (collectively, the “Released Causes of Action”); provided, that the Released Causes of Action shall not include any claim or cause of action for fraud, gross negligence or willful misconduct.  Purchaser covenants not to sue or to bring any Proceeding against any Person on account of the Released Causes of Action.

6.13     Resolution of Claims and Assumed Trade Creditor Liability Payments.  Sellers, in consultation with Purchaser and the Committee, shall review, reconcile and, as needed, object and/or resolve any objections to any Priority Trade Claims or Non-Priority Trade Claims (such actions, the “Claims Reconciliation Process”) as promptly as practicable and no later than thirty (30) calendar days following the Closing Date (unless extended with the consent of Purchaser, Sellers and Committee), and, subject to the DIP Order, the costs to the estates of such actions shall be provided for and limited to the amounts set forth therefor in the Wind-Down Budget or paid from the Carve-Out.  In no event will substantial completion of the claim reconciliation process extend beyond dismissal of the Chapter 11 Cases, unless otherwise agreed by Purchaser, Sellers and the Committee; provided, that to the extent the Allowed Amount of all Assumed Non-Priority Trade Claims is not determined by the date that the Chapter 11 Cases are dismissed, then Purchaser shall make an interim distribution to holders of the Assumed Non-Priority Trade Claims as to which the Allowed Amount has been determined (subject to any reserves that Purchaser establishes in its reasonable discretion in connection with any Assumed Non-Priority Trade Claims the Allowed Amount of which are not yet determined, with no amounts being distributed to holders of such claims until the full Allowed Amount of such claims is determined).  The Committee will have standing to enforce the portion of the payments to be made on account of the Assumed Trade Creditor Liabilities that are due at (or as soon as practicable after) the later of the Closing and determination of the Allowed Amount of such Assumed Trade Creditor Liability until thirty (30) calendar days after the later of the Closing and the determination of the Allowed Amount of the applicable Assumed Trade Creditor Liability (but in no event after the dismissal of the Chapter 11 Cases and the resulting dissolution of the Committee).  During such thirty (30) calendar day period, Purchaser will provide the Committee with information reasonably necessary to demonstrate compliance its payment obligations with respect to such Assumed Trade Creditor Liabilities.

6.14     Information to be Provided to Trade Creditors and Insurers.  As soon as reasonably practicable following the Effective Date and upon request, Sellers will make available Purchaser’s anticipated post-Closing opening balance sheet, capital structure and liquidity position to the Committee and to vendors, suppliers, other trade creditors, and insurers that provided prepetition credit insurance or are reasonably expected to provide post-Closing credit insurance to such creditors.  In addition, following the Closing Date, Purchaser will provide information to credit insurance providers as may be agreed from time to time between Purchaser and the applicable insurance provider.

6.15     Committee Professional Expenses.  Subject to the occurrence of the Closing and the terms of this Agreement, the investigation and challenge related expenses of the Committee and/or its professionals shall be payable pursuant to the DIP Order in an amount not to exceed $550,000 in the aggregate, subject to allowance of any such fees by the Bankruptcy Court in accordance with the compensation procedures approved by the Bankruptcy Court in the Chapter 11 Cases.  Purchaser, the DIP Secured Parties, the Prepetition Secured Parties, and Sellers’ estates shall not be liable for any investigation or challenge related expenses of the Committee or its professionals in excess of such cap or for any amounts payable to the investment banker for the Committee, Miller Buckfire & Co., LLC and Stifel, Nicolaus & Co., Inc., on account of any success, transaction or completion fees.

6.16     Beck Aluminum.  Notwithstanding anything to the contrary contained in this Agreement, Sellers obligations pursuant to this Article VI with respect to Beck Aluminum shall be limited solely (a) to Sellers’ use of commercially reasonable efforts to cause Beck Aluminum to comply with the terms hereunder and (b) to the extent such obligations hereunder are expressly prohibited pursuant to the Organizational Documents of Beck Aluminum.

ARTICLE VII

CONDITIONS TO CLOSING

7.1       Conditions to Parties’ Obligations.  The obligations of Purchaser and Sellers under this Agreement are subject to satisfaction of the following conditions precedent on or before the Closing Date, any one or more of which may be waived (but only in writing) by Purchaser and Sellers:

(a)        Required Approvals.  All terminations or expirations of waiting periods imposed (and any extension thereof) by any Governmental Authority under the Competition Laws shall have expired or been terminated and all required Permits under the Competition Laws shall have been made and obtained.

(b)        No Order or Proceeding.  No Order shall be issued by any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

(c)        Disclosure Schedules.  The Disclosure Schedules shall be finalized by the Parties and satisfactory to Purchaser in its sole discretion.

7.2       Conditions to Purchaser’s Obligations.  The obligations of Purchaser under this Agreement are subject to satisfaction of the following conditions precedent on or before the Closing Date, any one or more of which may be waived (but only in writing) by Purchaser:

(a)        Accuracy of Representations and Warranties.  Each of the Fundamental Representations shall be true and correct in all respects as of the Effective Date and at and as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date (except for those representations and warranties made as of a specified date, which shall be true and correct as of that date), and each of the representations and warranties set forth in Article IV except the Fundamental Representations shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) at and as of the Closing Date, except where the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not in the aggregate have a Material Adverse Effect.

(b)        Performance of Covenants.  Sellers shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date.

(c)        Officer’s Certificate.  Sellers shall deliver to Purchaser a certificate signed by Sellers, dated as of the Closing Date (in form and substance reasonably satisfactory to Purchaser), certifying that the conditions specified in Sections 7.2(a) and (b) have been satisfied as of the Closing.

(d)        Bankruptcy Conditions.

(i)         The Sale Order shall have been entered on the docket of the Bankruptcy Court as soon as practicable and no later than the Sale Order Deadline and shall have become a Final Order.

(ii)       The Sale Order shall approve and authorize Purchaser’s right to credit bid pursuant to section 363(k) of the Bankruptcy Code the Credit Bid Amount without reservation, restriction, condition or limitation.   Further, the Sale Order, incorporating by reference the terms contained herein, shall provide that (A) the Committee (x) consents to the stipulations in the Final DIP Order (including the releases of the DIP Secured Parties and Prepetition Secured Parties), (y) waives any right to file a (and withdraws any filed) Challenge and (z) acknowledges the termination and expiration of the Challenge Period (as defined in the DIP Order) and (B) all such stipulations in the Final DIP Order (including the releases of the DIP Secured Parties and Prepetition Secured Parties) are unconditionally effective and binding on all parties in interest, including the Committee, in each case, subject only to occurrence of the Closing providing the treatment of Assumed Trade Creditor Liabilities set forth herein.

(iii)      The Sale Order shall approve and authorize the transactions contemplated by this Agreement, including the assumption and assignment of the Assumed Contracts, and the Assumed Contracts shall have been actually assumed and assigned to Purchaser such that the Assumed Contracts will be in full force and effect from and after the Closing with non-debtor parties being barred and enjoined from asserting against Purchaser, among other things, defaults, breaches or claims of pecuniary losses existing as of the Closing or by reason of the Closing.

(iv)       the Committee shall have affirmatively supported the sale to Purchaser pursuant to the terms of this Agreement and the Sale Order shall provide that the Committee (A) shall continue to support the Closing of the sale to Purchaser and (B) shall support the structured dismissal of the Chapter 11 Cases as contemplated herein.

(v)        Notwithstanding Sections 3.2 and 7.2(a), nothing in this Agreement shall preclude Purchaser or Sellers from consummating the transactions contemplated by this Agreement if Purchaser waives the requirement that the Sale Order or any other Order shall have become Final Orders.  No notice of such waiver of this or any other condition to Closing need be given except to HoldCos, any official committee appointed in the Chapter 11 Cases or the trustee (if one is appointed in the Chapter 11 Cases), it being the intention of the Parties that Purchaser shall be entitled to, and is not waiving, the protection of section 363(m) of the Bankruptcy Code, the mootness doctrine or any similar statute or body of law if the Closing occurs in the absence of Final Orders.

(e)        Material Adverse Effect.  There shall not have occurred a Material Adverse Effect since the Effective Date and prior to the Closing.

(f)        Receipt of Required Consents.  Sellers shall have delivered duly executed copies of all Third Party approvals and the Regulatory Approvals set forth in Schedule 7.2(f).

(g)        Bank Accounts.  Sellers shall have caused the bank accounts, safety deposit boxes and lock boxes held by or in the name of Sellers to be transferred to Purchaser (in accordance with Section 2.1(e)), and shall have caused the authorized signatories on such transferred bank accounts to be transferred to authorized signatories of Purchaser (in accordance with Section 3.3(l)).

(h)        Closing Deliveries.  Sellers shall have delivered to Purchaser the items set forth in Section 3.3.

(i)         Title Insurance Policies.  Purchaser shall have received a Title Insurance Policy insuring Purchaser’s or Purchaser’s designee’s good and marketable title (subject to no Liens other than Permitted Liens) to each parcel of real property that is part of an Owned Facility, located in the United States.

7.3       Conditions to Sellers’ Obligations.  The obligations of Sellers under this Agreement are subject to the satisfaction of the following conditions precedent on or before the Closing Date, any one or more of which may be waived (but only in writing) by Sellers (provided, that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a)        Accuracy of Representations and Warranties.  The representations and warranties set forth in Article V shall be true and correct on the Effective Date and at and as of the Closing Date, with the same force and effect as if such representations and warranties had been made on the Closing Date, except where the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not in the aggregate have a Material Adverse Effect.

(b)        Performance of Covenants.  Purchaser shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

(c)        Officer’s Certificate.  Purchaser shall deliver to HoldCos a certificate signed by Purchaser, dated as of the Closing Date (in form and substance reasonably satisfactory to HoldCos), certifying that the conditions specified in Sections 7.3(a) and (b) have been satisfied as of the Closing;

(d)        Bankruptcy Court Approval.  The Bankruptcy Court shall have entered an Order approving the execution of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated by this Agreement.

(e)        Closing Deliveries.  Purchaser shall have delivered to HoldCos the items set forth in Section 3.4.

ARTICLE VIII

TERMINATION

8.1       Termination.  This Agreement may be terminated prior to the Closing as follows:

(a)        by mutual written agreement of Purchaser and Sellers;

(b)        by written notice from Purchaser or Sellers,  if there shall be in effect a Final Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(c)        by written notice from Purchaser or Sellers  (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a material breach or misrepresentation of any of the representations or warranties or a material breach of any of the covenants set forth in this Agreement on the part of the other Party, which breach is not cured within ten (10) days following written notice to the Party committing such breach or which breach, by its nature, cannot be cured prior to September 30, 2018 (as such date may be extended by written agreement of the Parties, the “Outside Date”);

(d)        by written notice from Purchaser, if prior to the entry of the Sale Order, the Bidding Procedures Order ceases to be in full force and effect, or is revoked, rescinded, vacated, materially modified, reversed or stayed, or otherwise rendered ineffective by a court of competent jurisdiction;

(e)        by written notice from Purchaser, if (i) the Bankruptcy Court has not entered the Sale Order by no later than March 30, 2018 or (ii) the Sale Order ceases to be in full force and effect, or is revoked, rescinded, vacated, materially modified, reversed or stayed, or otherwise rendered ineffective by a court of competent jurisdiction;

(f)        by written notice from Purchaser on any day on or after the Outside Date if the Closing shall not have occurred by such date (or by such later date as shall be mutually agreed to by Purchaser and Sellers in writing), unless the Closing has not occurred due to a material failure of Purchaser to perform or observe its obligations as set forth in this Agreement required to be performed or observed by it on or before the Closing Date;

(g)        by written notice from Sellers on any day on or after the third (3rd) Business Day after the Outside Date if the Closing shall not have occurred by such date (or by such later date as shall be mutually agreed to by Purchaser and Sellers in writing), unless the Closing has not occurred due to a material failure of any Seller to perform or observe its obligations as set forth in this Agreement required to be performed or observed by it on or before the Closing Date;

(h)        by written notice from Sellers  (provided, that no Seller is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if they shall have reasonably determined that one or more conditions set forth in Section 7.3  (except Section 7.3(d)) has not been or cannot be fulfilled or satisfied prior to the date specified in such condition (if such condition specifies a date except the Closing Date by which such condition must be satisfied), unless such reason for non-fulfillment or non-satisfaction shall be due solely to the failure of any Seller to perform or observe its obligations set forth in this Agreement to be performed or observed by it on or before the Closing;

(i)         by written notice from Purchaser if (i) the Chapter 11 Cases are dismissed or converted into a case under chapter 7 of the Bankruptcy Code or (ii) an examiner or trustee is appointed in the Chapter 11 Cases;

(j)         by written notice from Purchaser, if Sellers withdraw or seek authority to withdraw the Sale Motion, or announce any stand-alone plan of reorganization or liquidation (or support any such plan filed by any other party), other than a wind-down plan of Sellers’ estates post-Closing;

(k)        by written notice from Purchaser, if any Seller causes, or suffers to exist, a Termination Event (as defined in the DIP Order);

(l)         by written notice from Purchaser, if for any reason (i) Purchaser is unable, pursuant to any Order of the Bankruptcy Court (or the Sale Order does not permit Purchaser),  to credit bid pursuant to section 363(k) of the Bankruptcy Code the Credit Bid Amount in payment of the Purchase Price as set forth in Section 3.1 without reservation, restriction, condition or limitation, (ii) any Challenge (as defined in the Final DIP Order) is filed by the Committee, (iii) the Sale Order as entered does not include the terms specified in this Agreement to be included therein or (iv) the Committee does not affirmatively support the sale to Purchaser pursuant to the terms of this Agreement and the structured dismissal of the Chapter 11 Cases described herein; or

(m)       by Sellers if Sellers consummate (i.e., close, in addition to execution of applicable Transaction Documents) transactions substantially similar to those contemplated by this Agreement with a purchaser (or purchasers) other than Purchaser.

8.2       Effect of Termination or Breach.  No termination of this Agreement pursuant to Section 8.1 shall be effective until written notice thereof is given to the non-terminating Party specifying the provision hereof pursuant to which such termination is made.  If the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect, except for this Section 8.2, and Sections 10.1 (Non-Survival of Representations and Warranties),  10.8 (Submission to Jurisdiction; Waiver of Trial by Jury),  10.9 (Governing Law),  10.10 (Binding Nature; Assignment),  10.11 (No Third Party Beneficiaries) and 10.12 (Construction).  In the event this Agreement is terminated pursuant to Section 8.1 for any reason, no Party shall be entitled to any damages, losses or payment from any other  Party (or such other Party’s Affiliates or any Third Party), except with respect to Purchaser’s rights to the expense reimbursement as set forth in this Agreement.

ARTICLE IX

POST-CLOSING COVENANTS

9.1       Employees.

(a)        Effective upon the Closing, all of Sellers’  employees actively employed or engaged principally in Sellers’  Business (the “Business Employees”), except those employees who voluntarily terminate their employment or are excluded by Purchaser from continuing their employment as set forth in Schedule 9.1(a) (the “Excluded Employees”), shall continue their employment as employees of Purchaser as set forth in this Section 9.1 (the “Continuing Employees”). Prior to five (5) Business Days before the Closing, Purchaser shall provide to

HoldCos an updated and finalized Schedule 9.1(a) or confirm to HoldCos that the original Schedule 9.1(a) is final, as applicable, based on which Sellers shall, to the extent commercially reasonable, cooperate and coordinate with Purchaser to have the Excluded Employees terminated (but contingent on the occurrence of the Closing) on or prior to the Closing Date.  Nothing contained in this Agreement shall confer upon any Continuing Employee any right to any term or condition of employment or to continuance of employment by Purchaser or any of its Affiliates.  Nothing in this Agreement shall (i) interfere with the right of Purchaser or any of its Affiliates to terminate the employment of any employee, including any Continuing Employee, at any time, with or without notice and for any or no reason or (ii) restrict Purchaser or any of its Affiliates in modifying any of the terms or conditions of employment of any employee, including any Continuing Employee after the Closing.  From and after the Closing and continuing through December 31, 2018, Purchaser intends to make available to the Continuing Employees employee benefits that are no less favorable in the aggregate than the employee benefits available to the Continuing Employees immediately prior to Closing; provided,  however, nothing contained this Section 9.1 shall require that Purchaser establish or maintain any specific employee benefit plan.

(b)        As of the Closing, Purchaser shall (i) continue to recognize the labor organizations set forth in Schedule 4.14(i) as the collective bargaining agents for the Continuing Employees and (ii) assume the Collective Bargaining Agreements set forth in Schedule 4.14(i).

(c)        Nothing contained in Sections 9.1(a),  9.2,  9.3 or 9.6 or in any other provision of this Agreement, express or implied, is intended to confer upon any Business Employee or Continuing Employee any right to continued employment for any period or continued receipt of any specific benefit or compensation, or shall constitute an establishment of or amendment to or any other modification of any Employee Benefit Plan.  Sections 9.1(a),  9.2,  9.3 and 9.6 shall be binding upon and shall inure solely to the benefit of the parties to this Agreement, and nothing in those Sections, express or implied, is intended to confer upon any other Person (including any Business Employee or Continuing Employee) any rights or remedies of any nature (including third-party beneficiary rights under this Agreement) whatsoever under or by reason of this Article IX.

9.2       Employee Benefit Plans.  Except for the sponsorship of Assumed Employee Benefit Plans, Purchaser shall not assume any Employee Benefit Plan or any Liability thereunder or related thereto and Purchaser shall provide only those benefits to Continuing Employees as of or after the Closing as Purchaser shall determine.  In addition, Purchaser shall assume all responsibility for, and honor, paying any unpaid base wages and base salaries, accrued commissions, vacation, sick leave, personal time of the Continuing Employees but only to the extent not paid as of the Closing Date and set forth in the Financial Statements (the “Unpaid Compensation”).  Except for obligations relating solely to the Assumed Employee Benefit Plans specifically assumed under Section 2.3(c) and the Unpaid Compensation, and as set forth in Sections 9.3 and 9.4, Sellers shall indemnify, defend and hold harmless Purchaser from and against all obligations, claims or Liabilities at any time arising under or in connection with any Employee Benefit Plan. Except as set forth in Sections 9.3 and 9.4, nothing contained in this Agreement, express or implied:  (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement; (ii) shall alter or limit the ability of Purchaser or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iii) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any rights as a Third Party beneficiary of this Agreement.  Sellers and Purchaser agree to use commercially reasonable efforts to consummate the transfer of sponsorship of any Assumed Employee Benefit Plans (including any Contracts thereto) from Sellers to Purchaser, effective as of the Closing Date.  Purchaser shall use commercially reasonable efforts to waive any waiting period, pre-existing condition or requirement for evidence of insurability otherwise imposed with respect to all Continuing Employees under any employee benefit plan that is a welfare plan under which any such Continuing Employee is eligible to participate during the plan year in which the Closing occurs, to the same extent such waiting period, pre-existing condition or requirement for evidence of insurability requirements were met under the corresponding Employee Benefit Plan as of the Closing Date.  Purchaser shall use commercially reasonable efforts to give credit to such Continuing Employees and his or her covered dependents for all deductibles, co-pays, and out-of-pocket expense limitations incurred under any new employee benefit plan that is a welfare plan under which any such Continuing Employee is eligible to participate in during the plan year in which the Closing occurs, to the same extent recognized under the corresponding Employee Benefit Plan as of the Closing Date and to the extent that such Continuing Employee can provide documentation of such expenses.

9.3       401(k) Plan Transfer and Spin-off.

(a)        Prior to the Closing, Real Alloy will assume sponsorship of the Real Industry, Inc. 401(k) Plan (the “RI 401(k) Plan”), pursuant to resolutions duly adopted prior to the Closing by Real Industry’s  and Real Alloy’s board of directors.  The RI 401(k) Plan will be an Assumed Employee Benefit Plan.

(b)        Spin-Off of Real Industry 401(k) Plan Assets.

(i)         Prior to the Closing, Sellers shall use commercially reasonable efforts to cause Real Industry to (A) adopt a new 401(k) Plan (the “New 401(k) Plan”) and (B) spin off the account balances and liabilities therefor with respect to all employees and former employees of Real Industry and any beneficiaries and alternate payees thereof (the “Real Industry Participants”) into the New 401(k) Plan, and as soon as practicable, but in no event later than ninety (90) days after date of the adoption of the New 401(k) Plan, Purchaser (for actions following the Closing) and Sellers or their Affiliates, as applicable, shall use commercially reasonable efforts to cause the following amounts to be transferred from the RI 401(k) Plan to the New 401(k) Plan, as applicable (the “Transferred 401(k) Assets”):

(A)       assets of the RI 401(k) Plan equal in value to the account balances of the Real Industry Participants; provided, that such account balances shall be valued as of a date to be agreed to by Purchaser and Sellers that is as close to the date that the assets will be transferred as is reasonably practicable, unadjusted for any gains, losses, income or expenses after such valuation date.  The New 401(k) Plan trustee shall hold such transferred assets in trust in accordance with the terms of the New 401(k) Plan;

(B)       the promissory notes evidencing outstanding loans of the Real Industry Participants under the RI 401(k) Plan and all Liabilities related to the outstanding loans; and

(C)       the allocable portion (in proportion to the aggregate account balances transferred to the New 401(k) Plan) of the forfeiture account held in the RI 401(k) Plan as of the Closing (net of any estimated unpaid plan expenses for the most recently completed plan year and the portion of the plan year in which the Closing occurs, which precedes the Closing).

(ii)       Purchaser and Sellers agree to reasonably cooperate to provide that such transfer of assets and Liabilities complies with ERISA and the Code, including sections 401(a)(12), 414(l) and 411(d)(6) of the Code and the regulations thereunder.

(iii)      In connection with the transfer of the Transferred 401(k) Assets, Sellers agree that Real Industry shall assume all Liabilities in connection with participation by the Real Industry Participants in the RI 401(k) Plan, including any Liabilities arising before such transfer.  Real Industry shall be solely responsible for making any unpaid employer contributions to the New 401(k) Plan from and after the spin-off, including the employer contributions, if any, due after the spin-off date to any Real Industry Participant with respect to a period of service that encompasses dates occurring both before and after the spin-off date.

(iv)       At any time, Purchaser shall have no Liability with respect to (A) the Real Industry Participants and the Transferred 401(k) Assets following the transfer of the assets and Liabilities related to the Real Industry Participants and (B) the New 401(k) Plan.

(v)        If on further review it is determined and agreed upon between Purchaser and Sellers that an incorrect amount of assets was transferred, there shall be a corresponding adjustment to correct any such mistake.

(vi)       The RI 401(k) Plan and the New 401(k) Plan will be separate plans and trusts for all purposes.

(vii)     Purchaser and Sellers agree to cooperate with the other Party to effectuate the actions contemplated by this Section 9.3 and, to the extent permitted by applicable Law, to provide all eligible compensation and/or other data as necessary for either Party to determine employer contributions for participants, contribution amounts, loan repayments, and any other information reasonably necessary for the administration thereof.

9.4       COBRA Coverage.  Purchaser shall be responsible for perpetuating the group health plan continuation coverages pursuant to Code section 4980B and ERISA sections 601 through 609 for all current and former Business Employees and their spouses and dependents, regardless of termination date.  Purchaser shall indemnify and hold Sellers harmless for any Liability to Sellers incur at any time after the Closing Date under the provisions of Code section 4980B or ERISA sections 601 through 609 with respect to all current and former Business Employees and their dependents or spouses.

9.5       WARN Act.  If Sellers provide Purchaser with a true and accurate list or each employee of the Target Entities who was terminated for any reason in the ninety (90) days preceding the Closing, by name, date, location, whether voluntary or involuntary, and reason for such termination, Purchaser will indemnify and hold Sellers harmless from any Liability after the Effective Date under the WARN Act due, in whole or in part, to Purchaser’s actions or omissions occurring after the Effective Date, including any Liability under the WARN Act with respect to any Excluded Employees who have been excluded by Purchaser from continuing their employment.

9.6       Payroll Reporting and Withholding.  Sellers and Purchaser hereby acknowledge and agree that for FICA and FUTA purposes, Purchaser qualifies as a successor employer with respect to any Continuing Employees.  Sellers and Purchaser shall adopt the “alternative procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53.  Under this procedure, Purchaser, as successor employer, shall provide, as applicable, all required Forms W-2 to all Continuing Employees who are subject to U.S. income taxation reflecting all wages paid and Taxes withheld by Sellers as the predecessor and Purchaser as the successor employer for the entire year in which the Closing shall take place.  In addition, Sellers and Purchaser shall adopt the “alternative procedure” of Revenue Procedure 2004-53 for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).  Sellers shall provide to Purchaser all information reasonably requested by Purchaser in order to comply with Purchaser’s obligations set forth in this Section 9.6.

9.7       Name Changes.  No later than ten (10) Business Days after the Closing Date, Sellers shall take all necessary action to change (a) their names and the names of all Affiliates of Sellers to a name that does not include (i) the words  “Real Alloy”, (ii) any other name or mark included in the Acquired Intellectual Property or (iii) any name or mark confusingly similar thereto (collectively, the “Restricted Names”) and (b) the cation of each of the Chapter 11 Cases to captions that do not include any Restricted Names.  Sellers shall seek to obtain all required authority for such name and caption change(s) in the Sale Order.  Sellers shall promptly notify Purchaser of such name change(s) and the new name(s) chosen by Sellers and all Affiliates of Sellers, as applicable.  Furthermore, as soon as practicable after the Closing Date, but not later than one hundred eighty (180) days following such date, without limiting Purchaser’s rights in the Acquired Intellectual Property, Sellers and all Affiliates of Sellers shall cease all use of any Restricted Names, including by removing all Restricted Names from all letterhead, stationery, signage and tangible assets included in the Excluded Assets.

9.8       Taxes.

(a)        Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, registration, use or other Taxes and recording charges, and all conveyance fees and other fees and charges (including any penalties and interest) due and which may be payable by reason of the sale of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated by this Agreement and not exempted under the Sale Order or by section 1146(c) of the Bankruptcy Code shall be borne by Purchaser and timely paid.

(b)        Any Tax allocation, Tax sharing or Tax indemnity agreement or arrangement, whether or not written, that may have been entered into by Sellers or any of their Affiliates other than the Acquired Subsidiaries (other than Beck Aluminum) on the one hand, and the Acquired Subsidiaries (other than Beck Aluminum), on the other hand, shall be terminated as to the Acquired Subsidiaries (other than Beck Aluminum) as of the Closing Date, and no payments which are owed by or to the Acquired Subsidiaries (other than Beck Aluminum) pursuant thereto shall be made thereunder.  After the Closing Date, neither the Acquired Subsidiaries (other than Beck Aluminum), on the one hand, nor Sellers and their Affiliates other than the Acquired Subsidiaries (other than Beck Aluminum), on the other hand, shall have any further rights or Liabilities thereunder with respect to the other party or parties.

(c)        Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  All costs and expenses incurred in connection with this Section 9.8(c) shall be borne by the Party who is subject to such Proceeding.

(d)        Sellers shall not, and shall cause the other Target Entities not to, make any election under section 965(n) of the Code for any taxable year.

(e)        Personal property Taxes, real property Taxes and other similar Taxes (the “Proration Items”) with respect to the Acquired Assets for any Straddle Period shall be prorated on a per diem basis between Purchaser and Sellers as of the Closing Date. The amount of the Proration Items attributable to Sellers shall be equal to the amount of Tax for the period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the period through and including the Closing Date and the denominator of which shall be the entire number of days in the period.  The amount of all such Proration Items attributable to Sellers shall be estimated as of the Closing Date and paid over to Purchaser at the Closing; provided,  however, that final payments with respect to the Proration Items that are not able to be calculated as of the Closing Date shall be calculated and Sellers shall pay over any additional amount as soon as practicable after the Closing Date, but no later than five (5) Business Days after determination of such additional amounts.

9.9       Purchaser Cooperation Regarding Adequate Assurance Information.  Purchaser shall provide information Purchaser reasonably believes appropriate to satisfy the conditions contained in sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code for responses (if any) to any inquiries from any counterparty to any Assumed Contract regarding adequate assurance of future performance, with copy to counsel of Sellers, as soon as reasonably practicable.  For the avoidance of doubt, Purchaser shall have no obligation under this Agreement to provide monetary or other consideration as adequate assurance of future performance for any Assumed Contract.

9.10     Post-Closing Cure Amounts.  Subject to Section 2.6, from time to time after the Closing, Purchaser shall promptly deliver, or cause to be delivered, any outstanding Cure Amounts to Sellers or, at Purchaser’s election, to such other Person(s) as may be entitled to payment for the satisfaction and discharge of such Cure Amounts for the Assumed Contracts.

9.11     Transition Services; Reverse Termination Services.  Following the Closing Date, (a) Purchaser may request that any Seller or its Affiliate(s) provide transition services on customary terms and duration mutually agreed upon among the Parties and (b) any Seller(s) may request that Purchaser or its Affiliate(s) provide reverse transition services on customary terms and duration mutually agreed upon among the Parties.

9.12     Post-Closing Cooperation.  Prior to, on and after the Closing Date, and until the earlier of (a) such time as the Allowed Amounts of all Assumed Trade Creditor Liabilities are finally determined or (b) the dismissal of the Chapter 11 Cases, Purchaser and Sellers, without further consideration, shall (i) provide reasonable access during normal business hours to the other Party to Books and Records to the extent reasonably necessary to facilitate the determination of the Allowed Amounts of all Assumed Trade Creditor Liabilities and (ii) cooperate in a commercially reasonable manner in connection to facilitate the determination of the Allowed Amounts of Assumed Trade Creditor Liabilities, provided, that the obligations under this Section 9.12 shall not unreasonably interfere with the business operations of Purchaser or the Target Entities.

ARTICLE X

MISCELLANEOUS

10.1     Non-Survival of Representations and Warranties.  The representations and warranties respectively made by Sellers and Purchaser in this Agreement and in any certificate delivered hereunder will expire as of the Closing or any termination of this Agreement, as applicable.  Following the Closing or any termination of this Agreement, as applicable, no claim with respect to any breach of any representation or warranty contained in this Agreement may be pursued or maintained (either hereunder or otherwise) against any other Party.

10.2     Expenses.

(a)        Whether or not the Closing occurs, all of the expenses of Purchaser in connection with the transactions contemplated hereby shall be paid and reimbursed by Sellers pursuant to the DIP Order as fees, expenses and costs of the DIP Notes Secured Parties (as defined therein).  Sellers shall bear their own costs and expenses, including attorneys’ and advisor fees, in connection with the negotiation of this Agreement and the transactions contemplated hereby.

(b)        The Parties agree that if any claims for commissions, fees or other compensation, including brokerage fees, finder’s fees, or commissions are ever asserted against Purchaser or Sellers in connection with this Agreement and the transactions contemplated hereby, all such claims shall be handled and paid by the Party whose actions form the basis of such claim and such Party shall indemnify (with counsel reasonably satisfactory to the Parties entitled to indemnification) and hold the other harmless from and against all such claims or demands asserted by any Person in connection with the transaction contemplated hereby.

10.3     Amendment.  This Agreement may not be amended, modified or supplemented except by a written instrument signed by Sellers and Purchaser.

10.4     Waivers.  The failure of a Party at any time to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.  No waiver by a Party of any condition or of any breach of any term, covenant, representation or waiver contained in this Agreement shall be effective unless in writing by Sellers, in the case of a waiver by any Seller, or Purchaser, in the case of any waiver by Purchaser, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach of other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.5     Notices.  All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when sent by facsimile (with hard copy to follow) during a Business Day upon delivery confirmation (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (c) when sent by electronic mail (with hard copy to follow) during a Business Day upon confirmation of receipt (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (d) one Business Day after being sent by reputable overnight express courier (charges prepaid) or (e) three (3) Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, requests, demands and communications to the Parties shall be sent to the addresses indicated below:

To any Seller:             c/o Real Alloy Holding, Inc.

3700 Park East Drive, Suite 300

Beachwood, OH 44122

Attn:   Terry Hogan

Cathy Griffin

Fax:  (216) 916 4503

with copies to:            Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

Attn:    Murray Indick

Gary Lee

Jennifer Marines

Benjamin Butterfield

Fax:     (212) 468-7900

Email:  mindick@mofo.com

glee@mofo.com

jmarines@mofo.com

bbutterfield@mofo.com

To Purchaser:              RA Acquisition Purchaser LLC

c/o Cortland Capital Market Services LLC

225 W. Washington St., 9th Floor

Chicago, IL 60606

Attn: Legal Department and Antonio Miranda

Email: legal@cortlandglobal.com and

antonio.miranda@cortlandglobal.com

with copies to:            Latham & Watkins LLP

330 North Wabash, Suite 2800

Chicago, Illinois 60611

Attn:    Zachary Judd

Email: zachary.judd@lw.com

10.6     Counterparts; Electronic Execution.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party, each other Party shall re-execute the original form of this Agreement and deliver such form to all other Parties.  No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10.7     Headings.  The headings preceding the text of the Articles and Sections of this Agreement and the Schedules of the Disclosure Schedules are for convenience only and shall not be deemed part of this Agreement.

10.8     Submission to Jurisdiction; Waiver of Trial by Jury.  The Parties hereby agree that all Proceedings relating to this Agreement or the other agreements contemplated by this Agreement shall be filed and maintained only in (a) the Bankruptcy Court or (b) in the event the Chapter 11 Cases are closed, or if the Bankruptcy Court is unwilling or unable to hear such Proceedings, in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the state of Delaware) ((a) and (b), the “Chosen Courts”).  The Parties hereby consent to the jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of relating to this Agreement and the transactions contemplated hereby.  Each of the Parties agrees not to commence any Proceeding relating thereto except in the Chosen Courts, other than Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any Chosen Court, and no Party will file a motion to dismiss any Proceeding filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens.  The Parties irrevocably agree that venue would be proper in any of the Chosen Courts, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of such Proceeding.  Each Party hereby irrevocably waives all right to trial by jury in any litigation, Proceeding, cross‑claim, or counterclaim in any court (whether based on contract, tort or otherwise) arising out of, relating to or in connection with (i) this Agreement or the validity, performance, interpretation, collection or enforcement hereof or (ii) the actions of the Parties in the negotiation, authorization, execution, delivery, administration, performance or enforcement hereof.  Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.5.  Nothing in this

Agreement will affect the right of any Party to this agreement to serve process in any other manner permitted by Law.

10.9     Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable Delaware principles of conflicts of Law) as to all matters, including matters of validity, construction, effect, performance and remedies.

10.10   Binding Nature; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without prior written consent of the other Parties (which shall not be unreasonably withheld or delayed); except that:  (a) Purchaser may assign any of its rights and obligations hereunder to any Affiliate or Subsidiary of Purchaser (whether wholly owned or otherwise) (a “Purchaser Designee”) or to its lender as collateral security and, following the Closing, in whole or in part to any successor-in-interest to any Person acquiring all or any portion of the Business or the Acquired Assets; (b) the rights and interests of Sellers hereunder may be assigned to a trustee appointed under chapter 11 or chapter 7 of the Bankruptcy Code; (c) this Agreement may be assigned to any entity appointed as a successor to any Seller pursuant to a confirmed chapter 11 plan; and (d) as otherwise provided in this Agreement.  Sellers hereby agree that Purchaser may grant a security interest in its rights and interests hereunder to its lenders, and Sellers will sign a consent with respect thereto if so requested by Purchaser or its lender, and that the terms of this Agreement shall be binding upon any subsequent trustee appointed under chapter 11 or chapter 7 of the Bankruptcy Code.  To the extent that Purchaser assigns any of its rights and obligations hereunder to one or more Purchaser Designees, upon the transfer of any Acquired Asset or Assumed Contract to, or the assumption of any Assumed Liability by, a Purchaser Designee, such Purchaser Designee shall be solely responsible for such Acquired Asset, Assumed Liability, or Assumed Contract (including performance thereunder), as applicable; provided,  however,  assignment of this Agreement, or any of the rights, interests or obligations hereunder by Purchaser to any Person shall not relieve Purchaser of its obligations under Section 3.1 and the Assumed Trade Creditor Liabilities shall constitute joint and several obligations of Purchaser and any Purchaser Designee that holds a material portion of Sellers’ operating assets.

10.11   No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and nothing contained in this Agreement, express or implied, is intended to confer on any Person except the Parties or their successors and permitted assigns, any rights, remedies, obligations, claims, or causes of action under or by reason of this Agreement.  No Party shall have any right to specific performance hereunder.  Notwithstanding the foregoing, (a) any holder of an Assumed Trade Creditor Liability shall have standing to enforce Purchaser’s obligations hereunder with respect to such Assumed Trade Creditor Liability; (b) any Person released from Released Causes of Action shall have standing to enforce the release of the Released Causes of Action against such Person set forth in Section 6.12 hereof and (c) prior to dissolution of the Committee, the Committee shall have standing to enforce the rights of the Committee and holders of Assumed Trade Creditor Liabilities as provided in Sections 2.3(g) and 6.12 through 6.15.

10.12   Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and Laws promulgated thereunder, unless the context requires otherwise.  Whenever a Party’s consent, approval or satisfaction is required under this Agreement, the decision as to whether or not to consent or approve or be satisfied shall be in the sole and exclusive discretion of such Party, and such Party’s decision shall be final and conclusive.

10.13   Entire Understanding.  This Agreement sets forth the entire agreement and understanding of the Parties in respect to the transactions contemplated hereby and this Agreement supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other Person any rights or remedies hereunder (except as set forth in Section 10.11).

10.14   Time Periods.  Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided,  however, that if the last day for taking such action falls on a day that is not a Business Day, the period during which such action may be taken shall be automatically extended to the next Business Day.

10.15   No Right of Set-Off.  Except as set forth in Section 2.6, Purchaser for itself and on behalf of its Affiliates and its and their successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment or similar rights that Purchaser or any of its Affiliates or any of its or their successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Purchaser pursuant to this Agreement or any other document or instrument delivered by Purchaser in connection herewith on or prior to the Closing Date. Each Seller, for itself and for and on behalf of its Affiliates and its and their successors and permitted assigns hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment or similar rights that Sellers or any of their Affiliates, successors and assigns have or may have with respect to any payments to be made by Sellers pursuant to this Agreement or any other document or instrument delivered by Sellers in connection herewith on or prior to the Closing Date.  Notwithstanding the foregoing, Purchaser and Sellers may agree to net amounts owing between under this Agreement them in connection with the Closing.

10.16   Publicity.  Sellers shall not, or permit any other Target Entities to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Purchaser, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Purchaser, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement.

10.17   Bulk Sales Laws.  The Parties intend that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any security interests in the Acquired Assets, including any liens or claims arising out of the bulk transfer laws, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order.  In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

10.18   Milestones.  By entering into this Agreement as of the Effective Date, the Required DIP Noteholders waive any milestone events of default under the Final DIP Order and the Bidding Procedures Order relating to Sellers’ selection of this Agreement as the stalking horse purchase agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed and delivered on the date first above written.

PURCHASER:

RA ACQUISITION PURCHASER LLC

By:	Cortland Capital Market Services LLC,
in its capacity as Roll-Up Notes Agent,
its Manager

By:	/s/ Emily Ergang Pappas
Name:	Emily Ergang Pappas
Its:	Associate Counsel

[Signature Page to Asset Purchase Agreement]

SELLERS:

REAL ALLOY HOLDING, INC.
By:	/s/ Michael J. Hobey
Name:	Michael J. Hobey
Its:	Chief Financial Officer

REAL ALLOY INTERMEDIATE HOLDING, LLC
By:	/s/ Michael J. Hobey
Name:	Michael J. Hobey
Its:	Chief Financial Officer

REAL ALLOY RECYCLING, INC.
By:	/s/ Michael J. Hobey
Name:	Michael J. Hobey
Its:	Chief Financial Officer

RA MEXICO HOLDING, LLC
By:	/s/ Michael J. Hobey
Name:	Michael J. Hobey
Its:	Chief Financial Officer

REAL ALLOY SPECIALTY PRODUCTS, INC.
By:	/s/ Michael J. Hobey
Name:	Michael J. Hobey
Its:	Chief Financial Officer

REAL ALLOY BENS RUN, LLC
By:	/s/ Michael J. Hobey
Name:	Michael J. Hobey
Its:	Chief Financial Officer

REAL ALLOY SPECIFICATION, INC.
By:	/s/ Michael J. Hobey
Name:	Michael J. Hobey
Its:	Chief Financial Officer

ETS SCHAEFER, LLC
By:	/s/ Michael J. Hobey
Name:	Michael J. Hobey
Its:	Chief Financial Officer

[Signature Page to Asset Purchase Agreement]